     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2002
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           NETWORKS ASSOCIATES, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

              DELAWARE                               7372                              77-0316593
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 988-3832
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                                 GEORGE SAMENUK
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:
                             JEFFREY D. SAPER, ESQ.
                              KURT J. BERNEY, ESQ.
                            MICHAEL J. KENNEDY, ESQ.
                               JACK HELFAND, ESQ.
                     WILSON SONSINI GOODRICH & ROSATI, P.C.
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as promptly as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED(1)          PER SHARE             PRICE(2)       REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.01 par value per share......   8,651,845 shares      Not Applicable        $192,647,732           $17,724
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of Networks Associates, Inc. common stock issuable upon consummation of the offer and the merger of a subsidiary of Networks Associates, Inc. with McAfee.com Corporation.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, based on the product of (i) $15.03, the average of the high and low sales prices of McAfee.com Class A common stock as reported on the Nasdaq National Market on March 26, 2002 and (ii) 12,817,547, the expected maximum number of shares of McAfee.com Class A common stock to be acquired in the offer and the merger (including exercisable options).

(3) 0.0092% of the Proposed Maximum Aggregate Offering Price.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                           NETWORKS ASSOCIATES, INC.
                             ---------------------
                               OFFER TO EXCHANGE

                          0.675 SHARES OF COMMON STOCK

                                       OF

                           NETWORKS ASSOCIATES, INC.

                                      FOR

                 EACH OUTSTANDING SHARE OF CLASS A COMMON STOCK

                                       OF

                             MCAFEE.COM CORPORATION

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, EASTERN TIME, ON APRIL 25, 2002, UNLESS EXTENDED.

     Networks Associates, Inc., through its wholly-owned subsidiary, McAfee.com Holdings Corporation, is offering to exchange 0.675 shares of its common stock for each outstanding share of Class A common stock of McAfee.com Corporation that is validly tendered and not properly withdrawn on or prior to the expiration of the offer, upon the terms and subject to the conditions specified in this prospectus and the related letter of transmittal. Based on share prices on March 15, 2002, the last trading day prior to the announcement of this offer, the exchange ratio represents a 20% premium to the closing price of McAfee.com Corporation Class A common stock on that date. In addition, as a Network Associates stockholder, you will also have an ownership interest in Network Associates' other businesses and assets.

     We currently own approximately 75% of the outstanding common stock of McAfee.com Corporation. Our offer is conditioned on the tender of a sufficient number of shares of McAfee.com Class A common stock such that, after closing the offer, we would own at least 90% of the outstanding common stock of McAfee.com. Our offer is also subject to other conditions described in "Conditions of the Offer."

     If the conditions to the offer are met and the offer is completed, we will own at least 90% of the outstanding common stock of McAfee.com. As soon as practicable after the completion of the offer, we will effect a short-form merger of McAfee.com and McAfee.com Holdings Corporation, unless it is not lawful to do so. If you have not validly tendered your McAfee.com shares in the offer, your shares will be exchanged in the merger for the same number of shares of Network Associates common stock that you would have received if you had tendered your shares in the offer (unless you perfect your appraisal rights under Delaware law). If the offer is completed, no further McAfee.com stockholder or board action is required for us to complete the merger. See "The Offer -- Purpose of the Offer; The Merger; Appraisal Rights." As a result of the offer and the merger, McAfee.com will become a wholly-owned subsidiary of Network Associates, the former public stockholders of McAfee.com will own shares of Network Associates common stock and McAfee.com shares will no longer trade publicly.

     Network Associates common stock is listed on the New York Stock Exchange under the symbol "NET." McAfee.com Class A common stock is listed on the Nasdaq National Market under the symbol "MCAF."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER WITH RESPECT TO THE OFFER AND THE MERGER.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE NETWORK ASSOCIATES COMMON STOCK TO BE ISSUED IN THE OFFER AND THE MERGER OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 29, 2002.

THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NETWORK ASSOCIATES AND McAFEE.COM FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT A WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE IX.

     YOU MAY ALSO REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR INFORMATION AGENT D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, 1-800-431-9643. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 18, 2002. IF YOU REQUEST ANY SUCH DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE OFFER.......................   iv
WHERE YOU CAN FIND MORE INFORMATION.........................   ix
SUMMARY.....................................................    1
RISK FACTORS................................................    6
  Risks Related to the Offer and the Merger.................    6
  Risks Related to Our Businesses, Including McAfee.com.....    7
FORWARD-LOOKING STATEMENTS..................................   10
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............   11
  Network Associates Selected Historical Financial Data.....   11
  McAfee.com Selected Historical Financial Data.............   12
FINANCIAL FORECASTS.........................................   13
RECENT DEVELOPMENTS.........................................   14
COMPARATIVE PER SHARE DATA..................................   15
COMPARATIVE MARKET VALUE....................................   17
COMPARATIVE PER SHARE PRICES AND DIVIDENDS..................   18
BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER.........   20
THE OFFER...................................................   26
  General...................................................   26
  Timing of the Offer.......................................   26
  Extension, Termination and Amendment......................   27
  Effect of Termination of the Offer........................   27
  Exchange of McAfee.com Shares; Delivery of Network
     Associates Common Stock................................   27
  Cash Instead of Fractional Shares of Network Associates
     Common Stock...........................................   28
  Withdrawal Rights.........................................   28
  Procedure for Tendering...................................   29
  Guaranteed Delivery.......................................   30
  McAfee.com Stock Options..................................   30
  Effect of Tender..........................................   30
  Purpose of the Offer; The Merger; Appraisal Rights........   31
  Certain Legal and Regulatory Matters......................   34
  Financing of the Offer and the Merger.....................   34
  Plans for McAfee.com......................................   34
  Conduct of Network Associates if the Offer is Not
     Completed..............................................   34
CONDITIONS OF THE OFFER.....................................   36
  Minimum Tender Condition..................................   36
  NYSE Listing of Network Associates Common Stock...........   36
  Registration Statement Effectiveness......................   36
  Other Conditions of the Offer.............................   36
MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................   38
CERTAIN EFFECTS OF THE OFFER; EXCHANGE ACT REGISTRATION.....   40
FEES AND EXPENSES...........................................   41
ACCOUNTING TREATMENT........................................   41

                                                              PAGE
                                                              ----
RELATIONSHIP BETWEEN McAFEE.COM AND NETWORK ASSOCIATES......   42
  Relationship of Directors and Executive Officers of
     McAfee.com with Network Associates.....................   42
  Intercompany Arrangements.................................   43
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................   46
  Network Associates........................................   46
  McAfee.com................................................   48
COMPARISON OF NETWORK ASSOCIATES-McAFEE.COM STOCKHOLDER
  RIGHTS....................................................   49
LEGAL MATTERS...............................................   52
EXPERTS.....................................................   52
SCHEDULE I: CERTAIN INFORMATION CONCERNING THE DIRECTORS AND
  EXECUTIVE OFFICERS OF NETWORK ASSOCIATES..................   53
SCHEDULE II: CERTAIN INFORMATION CONCERNING THE DIRECTORS
  AND EXECUTIVE OFFICERS OF McAFEE.COM HOLDINGS
  CORPORATION...............................................   56
ANNEX A: SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE
  OF DELAWARE...............................................  A-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are some of the questions that you may have as a McAfee.com stockholder and the answers to those questions. We urge you to read carefully the remainder of this prospectus and the related letter of transmittal because the information in this section is not complete. Additional important information is contained in the remainder of this prospectus and the letter of transmittal.

Q:  Why is Network Associates making the offer?

A: We currently own 36,000,000 shares of McAfee.com Class B common stock. These shares represent approximately 75% of all the outstanding McAfee.com common stock. We are making this offer for the purpose of acquiring all the outstanding shares of McAfee.com's Class A common stock, none of which we own, in order to recombine Network Associates and McAfee.com.

     Our offer is conditioned on the tender of a sufficient number of shares of McAfee.com Class A common stock such that, after the offer is completed, we would own at least 90% of all the outstanding shares of McAfee.com common stock.

     If the conditions to the offer are met and the offer is completed, as soon as practicable thereafter, we will effect a short-form merger of McAfee.com and our wholly-owned subsidiary, McAfee.com Holdings Corporation, unless it is not lawful to do so. If you have not validly tendered your McAfee.com shares in the offer, your shares will be exchanged in the merger for the same number of shares of Network Associates common stock that you would have received if you had tendered your shares in the offer (unless you perfect your appraisal rights under Delaware law). See "The
     Offer -- Purpose of the Offer; The Merger; Appraisal Rights" on page 31. If the offer is completed, no further McAfee.com stockholder or board action is required for us to complete the merger. As a result of the offer and the merger, McAfee.com will become a wholly-owned subsidiary of Network Associates and the former public stockholders of McAfee.com will own shares in Network Associates. McAfee.com shares will no longer trade on any public stock exchange or market.

Q:  What will I receive in exchange for my shares?

A: For each outstanding share of McAfee.com Class A common stock that you validly tender and do not properly withdraw, you will receive 0.675 shares of Network Associates common stock. You will not receive any fractional Network Associates shares. Instead, the exchange agent for the offer, acting as your agent, will aggregate any fractional shares issuable and sell them for your account. The cash proceeds realized by the exchange agent on the sale of fractional shares will be distributed to you and the other tendering stockholders on a pro rata basis, net of commissions.

Q:  What are Network Associates' reasons for making the offer?

A: In 1999, we undertook the initial public offering of a minority interest in McAfee.com to achieve a number of objectives, including establishing the viability of, and developing the related technology required to pursue, McAfee.com's application service provider, or ASP, business model targeted at consumers. Since March 2001, McAfee.com has also offered products and services to small to medium-sized businesses. We offer anti-virus and other products that compete with McAfee.com's products in these markets. In early 2001, we adopted a strategy to, among other things, reposition our business to better focus our product offerings and product development efforts and to eliminate overlapping objectives between our business units.

   Our reasons for pursuing the offer and merger include:

     - The expectation that the recombination of McAfee.com's business with ours will enhance prospects for the combined company due to:

      - the reduction or elimination of customer, market and brand confusion due to the similarity in the company products, names and Web addresses;

      - the reduction or elimination of actual and potential conflicts between the companies and their sales forces, and related senior management distraction, due to confusion over market boundaries;

      - the expectation that a recombined company could more effectively and cost-efficiently target the consumer market and the small to medium-sized business market for ASP products and services; and

      - opportunities for reduced costs;

     - The recombination is consistent with our strategy of better focusing our product offerings and product development efforts and eliminating overlapping business objectives of our business units; and

     - Our belief that the objectives leading to the initial public offering of McAfee.com have been largely achieved or are no longer applicable.

     See "Background And Reasons For The Offer And The Merger -- Formation of McAfee.com and its IPO;" "-- Network Associates' Recent Business Focus" and "-- Network Associates' Reasons for the Offer and Merger" on pages 20 to 23.

Q:  What are the potential benefits of this offer to McAfee.com stockholders?

A: We believe that this offer should be attractive to McAfee.com stockholders for the reasons described elsewhere in this prospectus as well as the following reasons:

     - The exchange ratio represents a 20% premium over the closing market price of McAfee.com's share price on March 15, 2002, the last trading day prior to the public announcement of the offer, based on the per share closing market prices of $27.61 for Network Associates and $15.54 for McAfee.com on that date;

     - The ability of McAfee.com's stockholders, through ownership of Network Associates common stock, to participate in McAfee.com's business and Network Associates' other businesses; and

     - McAfee.com stockholders will receive a more liquid security. The market for McAfee.com stock is illiquid compared to the market in Network Associates' common stock. Network Associates' common stock trades on the New York Stock Exchange, with a significantly higher average daily volume than that for McAfee.com's stock.

Q: What are some of the other factors I should consider in deciding whether to tender my McAfee.com shares?

A: In addition to the factors described elsewhere in this prospectus, you should consider the following:

     - McAfee.com stock has traded historically at significantly higher price-to-earnings multiples than Network Associates' common stock;

     - As a stockholder of Network Associates, your interest in the performance and prospects of McAfee.com will be only indirect and in proportion to your share ownership in Network Associates. You therefore may not realize the same financial benefits of any future appreciation in the value of McAfee.com that you may realize if the offer or merger are not completed and you remain a McAfee.com stockholder; and

     - Because we own approximately 75% of McAfee.com's total outstanding common stock, and approximately 90% of McAfee.com's total voting power, and we do not intend to sell our McAfee.com shares, the possibility of a third party offer to acquire McAfee.com is remote.

   We describe various factors you should consider in deciding whether to tender your shares under "Risk Factors" beginning on page 6 and "Background and Reasons For The Offer and The Merger -- Other Factors To Consider Before Tendering Your Shares" beginning on page 24.

Q: What percentage of Network Associates' common stock will McAfee.com stockholders receive in the offer and the merger?

A: McAfee.com stockholders (other than Network Associates) currently own approximately 25% of McAfee.com. We anticipate that McAfee.com stockholders (other than Network Associates) will own approximately 5% of Network Associates' outstanding common stock after giving effect to the offer and the merger. This assumes that approximately
     145.9 million shares of Network Associates common stock are outstanding before giving effect to the offer and the merger, approximately 8.0 million shares of Network Associates common stock will be issued in the offer and the merger, no McAfee.com stockholders perfect appraisal rights and no stock options are exercised prior to the closing of the offer and the merger.

Q:  When does Network Associates expect to complete the offer and the merger?

A: We hope to complete the offer on April 25, 2002, the scheduled expiration date. However, we may extend the offer if the conditions to the offer have not been satisfied at the scheduled expiration date or if we are required to extend the offer by the rules of the SEC. We expect to complete the merger as soon as practicable after we complete the offer.

Q:  What happens if Network Associates does not complete the offer?

A: If we do not successfully complete the offer, your McAfee.com shares will remain outstanding, and we would expect to evaluate whether we should continue to pursue the acquisition of that portion of McAfee.com that we do not own. See "The Offer -- Conduct of Network Associates if the Offer is Not Completed."

Q: Has Network Associates sought the approval of McAfee.com's board of directors of, or negotiated the terms of, this offer or the merger with McAfee.com or its board of directors?

A: No. The offer is being made directly to you as a McAfee.com stockholder. Accordingly, we have neither sought the approval of McAfee.com's board of directors or any special committee of its board nor have we negotiated the terms of this offer or the merger with McAfee.com, its board of directors or any special committee of its board.

Q: Has the McAfee.com board formed a special committee of independent directors to evaluate Network Associates' offer?

A: Yes. The outside and independent members of McAfee.com's board have formed a special committee to evaluate our offer. The law firm of Skadden, Arps, Slate, Meagher & Flom LLP and the investment bank Morgan Stanley & Co. Inc. will assist McAfee.com and its special committee in connection with our offer.

Q: Will McAfee.com's board of directors make a recommendation concerning the offer?

A: Under SEC rules, the McAfee.com board is required to (a) make a recommendation for or against the offer, (b) state that it is neutral or
     (c) state that it is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of this prospectus. McAfee.com is also required to send to you a copy of its Schedule 14D-9. On March 25, 2002, prior to the commencement of this offer, the McAfee.com special committee publicly indicated that it believed our offer was financially inadequate. In evaluating this offer, you should be aware that two members of the McAfee.com board are directors and/or executive officers of Network Associates. They therefore have conflicts of interest with respect to the offer and will not be participating in forming the McAfee.com board's position. In addition, McAfee.com's chief executive officer was formerly an employee of Network Associates and holds options to acquire Network Associates common stock, and holds a number of unvested options to acquire McAfee.com common stock, which depending on his ongoing employment status may accelerate in full following consummation of the offer and merger. Therefore, McAfee.com's chief executive officer may have conflicts of interest with respect to the offer and may not participate in forming the McAfee.com board's position. For additional information on interests that McAfee.com's board members and executive officers may have in the offer and the merger, see "Relationship Between McAfee.com and Network
     Associates -- Relationship of Directors and Executive Officers of McAfee.com with Network Associates" beginning on page 42.

Q:  If I decide not to tender, how will the offer affect my McAfee.com shares?

A: If you decide not to tender your McAfee.com shares in the offer and we complete the offer and the merger, you will receive in the merger the same number of shares of Network Associates common stock that you would have received if you had tendered your shares in the offer (unless you perfect your appraisal rights under Delaware law). We will effect the merger as soon as practicable after completion of the offer, unless it is unlawful to do so. See "The Offer -- Purpose of the Offer; The Merger; Appraisal Rights" on page 31.

Q:  How do I participate in the offer?

A:   To tender your shares, you should do the following:

     - If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to EquiServe Trust Company, N.A., the exchange agent for the offer, at the appropriate address specified on the back cover of this prospectus before the expiration date of the offer.

     - If you hold your shares in "street name" through a broker or other nominee, instruct such broker or nominee to tender your shares before the expiration date of the offer.

   For more information about the procedures for tendering your shares in the offer, please refer to "The Offer."

Q:  Will I have to pay any fees or commissions for tendering into the offer?

A: If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not have to pay any fees or commissions. If you hold your shares through a broker, bank or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:  Will I be taxed on the Network Associates shares I receive?

A: Your receipt of Network Associates common stock will be tax-free for United States federal income tax purposes. However, you will be subject to tax upon any cash received instead of fractional shares of Network Associates common stock and for cash received if you perfect appraisal rights.

Q:  What do I do if I want to withdraw my shares from your offer?

A: To withdraw your shares from the offer, send a written or facsimile transmission notice of withdrawal to the exchange agent at the appropriate address specified on the back cover of this prospectus prior to the expiration date of the offer. Your notice of withdrawal must comply as to form with the requirements set forth in this prospectus. See "The
     Offer -- Withdrawal Rights."

Q:  Have any lawsuits been filed in connection with the offer?

A: Yes. After we announced the offer, several putative class actions were filed in Delaware and California against us, McAfee.com and the directors of McAfee.com. These actions allege that the defendants have breached their fiduciary duties to McAfee.com's stockholders, by among other things, making an inadequate offer to acquire the publicly held shares of McAfee.com. We believe these lawsuits are without merit and intend to vigorously defend the cases. See "Background and Reasons for the Offer and the Merger -- Stockholder Litigation" on page 25.

Q: How will McAfee.com employee stock options be treated in connection with the offer and merger?

A: If the offer and merger are completed, McAfee.com employee stock options will be assumed by Network Associates. Holders of McAfee.com stock options will receive options to acquire Network Associates common stock with substantially similar terms based on the exchange ratio.

Q:  Where can I find more information about Network Associates and McAfee.com?

A: You can find more information about Network Associates and McAfee.com from various sources described under "Where You Can Find More Information."

Q: Who do I call if I have any questions on how to tender my shares of McAfee.com common stock or any other questions relating to the exchange offer?

A: Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent of the offer at their address and telephone number set forth on the back cover of this prospectus. Requests for additional copies of this prospectus and the letter of transmittal may be directed to D.F. King & Co., Inc. or to brokers, dealers, commercial banks, trust companies or other nominees.

                      WHERE YOU CAN FIND MORE INFORMATION

     Network Associates and McAfee.com file reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934. You may read and copy reports, proxy statements and other information filed by Network Associates and McAfee.com at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. These reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's World Wide Web site at http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Network Associates at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Network Associates filed a registration statement on Form S-4 to register with the SEC the Network Associates common stock to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. The SEC allows us to "incorporate by reference" into this prospectus the information Network Associates and McAfee.com have filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that Network Associates and McAfee.com file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us or McAfee.com with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date that the offer and merger are completed (or the date that our offer is terminated):

NETWORK ASSOCIATES SEC FILINGS
(FILE NO. 000-20558)                                                PERIOD
------------------------------                                      ------
Annual Report on Form 10-K and Form 10-K/A.............  Year ended December 31, 2001
Current Reports on Form 8-K............................  Filed on March 18, 2002 and
                                                         March 26, 2002
The description of Network Associates common stock as
  set forth in its registration statement on Form
  8-A..................................................  Filed on January 25, 2002
The description of Network Associates preferred share
  purchase rights as set forth in its registration
  statement on Form 8-A................................  Filed on October 22, 1998

MCAFEE.COM SEC FILINGS
(FILE NO. 000-28247)                                                PERIOD
----------------------                                              ------
Annual Report on Form 10-K.............................  Year ended December 31, 2001
Current Report on Form 8-K.............................  Filed on March 18, 2002
The description of McAfee.com Class A common stock as
  set forth in its registration statement on Form
  8-A..................................................  Filed on November 23, 1999

     We also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer and the merger. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

     McAfee.com is required to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the offer within ten business days from the commencement date of the offer and to disseminate this statement to McAfee.com stockholders. You may obtain a copy of the Schedule 14D-9 after it is filed (and any amendments to that document) in the manner described above.

     Network Associates has supplied all information contained or incorporated by reference in this document relating to Network Associates and McAfee.com Holdings Corporation. We have obtained the information contained in this document relating to McAfee.com from McAfee.com or from publicly available sources.

COPIES OF DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, 1-800-431-9643. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 18, 2002. IF YOU REQUEST ANY SUCH DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

     We have not authorized anyone to give any information or make any representation about the offer or the merger that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, you should not rely on any other information. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To better understand the proposed offer and merger, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information."

INTRODUCTION

     We are offering to exchange 0.675 shares of Network Associates common stock for each share of McAfee.com Class A common stock validly tendered and not properly withdrawn in the offer. As a Network Associates stockholder, you will continue to participate in the ownership of McAfee.com's business and also have an ownership interest in Network Associates' other businesses. Based on share prices on March 15, 2002, the last trading day prior to the announcement of this offer, the exchange ratio represents a 20% premium to the closing price of McAfee.com Class A common stock on that date.

     The purpose of the offer and the merger referred to in the following paragraph is to acquire all of the McAfee.com Class A common stock that we do not currently own. We currently own approximately 75% of the outstanding common stock of McAfee.com. Our offer is conditioned on the tender of a sufficient number of shares of McAfee.com Class A common stock such that, after the offer is completed, we would own at least 90% of the outstanding shares of McAfee.com common stock.

     If the conditions to the offer are met and the offer is completed, we will own at least 90% of the outstanding common stock of McAfee.com. As soon as practicable after the completion of the offer, we will effect a short-form merger of McAfee.com and our wholly-owned subsidiary, McAfee.com Holdings Corporation, unless it is not lawful to do so. If you have not validly tendered your McAfee.com shares in the offer, your shares will be exchanged in the merger for the same number of shares of Network Associates common stock that you would have received if you had tendered your shares in the offer (unless you properly perfect your appraisal rights under Delaware law). See "The Offer -- Purpose of the Offer; The Merger; Appraisal Rights." If the offer is completed, no further McAfee.com stockholder or board action is required for us to complete the merger. As a result of the offer and the merger, McAfee.com will become a wholly-owned subsidiary of Network Associates and the former public stockholders of McAfee.com will own shares in Network Associates. McAfee.com shares will no longer trade publicly.

THE COMPANIES

Networks Associates, Inc.
3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832

     Network Associates is a leading supplier of network security and network management solutions. We operate through two businesses consisting of our infrastructure business and McAfee.com. Our infrastructure business is operated in six geographic regions: the United States, Europe, Japan, Canada, Asia-Pacific and Latin America.

     To more effectively market our infrastructure products in our various geographic regions, we have combined complementary products into separate product groups, as follows:

     - McAfee, which delivers world-class anti-virus and security products and services;

     - Sniffer Technologies, which is a leader in network availability and system security products; and

     - Magic Solutions, which is a leading provider of web-based service desk solutions.

     In the fourth quarter of 2001, we substantially completed integrating the activities of our PGP product group into our McAfee and Sniffer product groups. Earlier in 2001, we integrated the activities of myCIO into our McAfee product group. Recently, we completed the sale of our firewall business.

McAfee.com Holdings Corporation
3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832

     McAfee.com Holdings Corporation, a Delaware corporation, was formed in March 2002 as a wholly-owned subsidiary of Network Associates for the purpose of effecting the offer and the merger and has no operations of its own. Network Associates owns 100% of McAfee.com's Class B common stock. The Class B common stock currently represents 75% of the economic interest in, and approximately 90% of the total voting power of, McAfee.com. McAfee.com's Class B common stock is identical to its Class A common stock, except that the Class A common stock has one vote per share and the Class B common stock has three votes per share and the Class B common stock is convertible at any time into shares of Class A common stock. Neither Network Associates nor McAfee.com Holdings Corporation currently owns any shares of McAfee.com's Class A common stock. Immediately prior to the closing of this offer, Network Associates will transfer to McAfee.com Holdings Corporation its shares of McAfee.com Class B common stock and these shares will be converted into shares of McAfee.com Class A common stock.

McAfee.com Corporation
535 Oakmead Parkway
Sunnyvale, California 94085
(408) 992-1800

     McAfee.com is a security application service provider, or ASP, delivering security applications software and related services through an Internet browser. The McAfee.com applications allow users to detect and eliminate viruses on their PCs, repair their PCs from damage caused by viruses, optimize their hard drives and update their PCs' virus protection system with current software patches and upgrades. McAfee.com also offers customers access to McAfee.com Personal Firewall, McAfee.com Wireless Security Center and McAfee.com Internet Privacy Service.

     Under the terms of our technology licensing agreement with McAfee.com, McAfee.com's business has historically been targeted at consumers. In March 2001, we entered into a reseller agreement with McAfee.com allowing it to expand its product offerings to businesses. McAfee.com for Business is a website serving the security needs for small and medium-sized businesses delivering managed applications services that allow businesses to provide anti-virus and firewall security for their desktop PCs.

SUMMARY OF THE OFFER

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, to exchange 0.675 shares of Network Associates common stock for each outstanding share of Class A common stock of McAfee.com that is validly tendered on or prior to the expiration date and not properly withdrawn.

     The term "expiration date" means 12:00 midnight, Eastern Time, on April 25, 2002, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

CONDITIONS TO THE COMPLETION OF THE OFFER

     Our obligation to exchange shares of our common stock for McAfee.com shares pursuant to the offer is subject to a number of conditions described more fully under "Conditions of the Offer," including the following:

     - the tender of a sufficient number of shares in the offer such that, after the offer is completed, we would own at least 90% of the outstanding Class A common stock of McAfee.com (assuming conversion of the McAfee.com Class B common stock we currently own into McAfee.com Class A common stock);

     - the shares of Network Associates common stock to be issued in the offer and the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

     - the registration statement of which this prospectus is a part having been declared effective by the SEC;

     - the absence of any threatened or pending litigation or other legal action relating to the offer or the merger;

     - there not having occurred any material adverse change in the financial markets, any disruption in the banking system or any commencement of a war involving the United States;

     - no offer to acquire Network Associates or McAfee.com (other than this offer) shall have been proposed;

     - there not having occurred any event that, in our good faith judgment, resulted in an actual or threatened material adverse change in the business, condition or prospects of Network Associates or McAfee.com; and

     - the absence of any event which would prevent us from effecting the merger after the completion of the offer.

     We will not waive the New York Stock Exchange listing condition or the registration statement effectiveness condition of the offer. If the conditions of the offer are satisfied, or, to the extent permitted, waived, we will complete the offer and, unless it is unlawful to do so, we will effect the merger as soon as practicable thereafter.

TIMING OF THE OFFER

     Our offer is currently scheduled to expire on April 25, 2002; however, we may extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. See "The
Offer -- Extension, Termination and Amendment."

EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open if any condition to the offer has not been satisfied, and we can do so by giving oral notice followed by written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. We are not making any assurances that we will exercise our right to extend our offer, although we may do so until all conditions have been satisfied, or where permissible, waived. During any such extension, all McAfee.com shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your McAfee.com shares.

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any McAfee.com shares pursuant to the offer, regardless of whether we previously accepted McAfee.com shares for exchange, or to terminate our offer and not accept for exchange or exchange any McAfee.com shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (2) to waive any condition (subject to the limits on waiver described under "Conditions to the Completion of the Offer") or otherwise to amend the offer in any respect, by giving oral followed by written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

EXCHANGE OF SHARES; DELIVERY OF NETWORK ASSOCIATES COMMON STOCK

     Upon the terms and subject to the conditions of our offer, we will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period.

WITHDRAWAL RIGHTS

     McAfee.com shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after June 1, 2002.

PROCEDURE FOR TENDERING SHARES

     To validly tender your McAfee.com shares pursuant to the offer, (1) you must complete, execute and transmit a letter of transmittal, along with any required signature guarantees, or an agent's message, in connection with a book-entry transfer, and any other required documents, to the exchange agent at one of the addresses set forth on the back cover of this prospectus and certificates for tendered McAfee.com shares must be received by the exchange agent at such address, or those McAfee.com shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer" (and a confirmation of receipt of such tender received), in each case before the expiration date, or (2) you must comply with the guaranteed delivery procedures set forth in "The Offer -- Guaranteed Delivery."

THE MERGER

     If the conditions to the offer are met and the offer is completed, we will own at least 90% of the outstanding common stock of McAfee.com. As soon as practicable after the completion of the offer, we will effect a short-form merger of McAfee.com and McAfee.com Holdings Corporation, unless it is not lawful to do so. If you have not validly tendered your McAfee.com shares in the offer, your shares will be exchanged in the merger for the same number of shares of Network Associates common stock that you would have received if you had tendered your shares in the offer (unless you perfect your appraisal rights under Delaware law). See "The Offer -- Purpose of the Offer; The Merger; Appraisal Rights." If the offer is completed, no further McAfee.com stockholder or board action is required for us to complete the merger.

APPRAISAL RIGHTS

     You are not entitled to appraisal rights in connection with the offer. However, at the time of the merger, McAfee.com stockholders who did not tender their shares in the offer will have the right under Delaware law to dissent and demand appraisal rights with respect to their McAfee.com shares, if they comply with certain statutory requirements. We will send such stockholders information regarding these requirements. See "The Offer -- Purpose of the Offer; The Merger; Appraisal Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Your receipt of Network Associates common stock in connection with the offer and the merger will be tax-free for United States federal income tax purposes. However, you will be subject to tax upon any cash received instead of fractional shares of Network Associates common stock and for cash received if you perfect appraisal rights.

ACCOUNTING TREATMENT

     Network Associates' acquisition of the McAfee.com minority interest shares through the offer and the merger will be accounted for using the purchase method of accounting, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." Accordingly, the purchase price will be allocated to the minority interest portion of the estimated fair value of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill, which will not be amortized.

     The acquisition of the McAfee.com Class A common stock would not be considered material to Network Associates and, accordingly, we are not required to include pro forma financial information in this prospectus, except as provided in "Comparative Per Share Data" on page 15.

     The assumption of options to purchase Class A common stock of McAfee.com by Network Associates in the merger will be accounted for under the guidance in Emerging Issues Task Force Issue Number 00-23 "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44," Issue Number 1. Accordingly, we will record stock-based compensation based on the intrinsic value of the Network Associates options issued. This compensation will be recorded as an expense over the remaining vesting period of the options, using the accelerated method of amortization under FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." To the extent that the options issued are fully vested, we will record compensation expense immediately.

RISK FACTORS

     In deciding whether to tender your shares pursuant to the offer, you should carefully read this prospectus, including the risk factors, as well as the documents incorporated by reference into this prospectus. See "Risk Factors" beginning on page 6 for a more complete discussion of these and other factors to consider in connection with the offer and the merger.

                                  RISK FACTORS

     In deciding whether to tender your McAfee.com shares pursuant to the offer, you should read this prospectus and the documents incorporated into this prospectus carefully. You should be aware of and consider carefully various risks related to the offer and merger and the various risks that we face, in each case, including those described or incorporated by reference below. The risks described below are not the only risks. If any of the following risks occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, the trading price of Network Associates common stock could decline and result in a loss of all or part of your investment.

                   RISKS RELATED TO THE OFFER AND THE MERGER

BECAUSE THE NUMBER OF NETWORK ASSOCIATES SHARES THAT YOU RECEIVE IN THE OFFER IS FIXED, THE VALUE OF NETWORK ASSOCIATES SHARES AT THE TIME YOU RECEIVE THEM COULD BE LESS THAN THEIR VALUE AT THE TIME YOU TENDER YOUR MCAFEE.COM SHARES.

     In the offer, each McAfee.com share will be exchanged for 0.675 shares of Network Associates common stock. This is a fixed exchange ratio. The offer does not provide for an adjustment in the exchange ratio even if there is a decrease in the market price of Network Associates common stock between the date of this prospectus and the expiration date of the offer. The market price of Network Associates common stock will likely be different on the date of the expiration of the offer than it is today because of ordinary market fluctuations as well as changes in the business, operations or prospects of Network Associates, market reactions to this offer, possible other acquisitions or dispositions by Network Associates, issuances by Network Associates of securities, general market and economic conditions and other factors. Tendering stockholders are urged to obtain current market quotations for Network Associates common stock and McAfee.com common stock. See "Comparative Per Share Prices and Dividends" on page 18.

NETWORK ASSOCIATES OWNS SEVERAL BUSINESSES IN ADDITION TO MCAFEE.COM.

     As a holder of Network Associates common stock, you will be subject to the risks and liabilities inherent in Network Associates' other businesses, as well as the risks and liabilities inherent in McAfee.com's businesses. These risks and liabilities could cause Network Associates' stock price to decline.

BENEFITS OF THE COMBINATION MAY NOT BE REALIZED.

     If we consummate the offer and the merger, we will integrate the two companies. A successful recombination will require, among other things, integration of Network Associates' and McAfee.com's work forces and infrastructure. We may also integrate our technologies. Since McAfee.com's initial public offering, Network Associates and McAfee.com have been independently developing their own technologies. If we integrate technologies, we may experience unanticipated difficulties and expense. Our various integration activities may not be completed as rapidly as we expect or achieve anticipated benefits. Also, management's attention may be diverted by the integration effort, which could adversely affect the combined company's businesses and results of operations.

WE MAY INCUR INTEGRATION AND RESTRUCTURING COSTS AND OTHER CHARGES.

     If the offer and the merger are consummated, we may incur significant costs and other charges as a result of restructuring and integrating operations and product offerings. In addition, we expect to incur a one-time, non-cash charge of approximately $10 million relating to the assumption of vested McAfee.com options in connection with the offer and the merger. We also expect to incur an aggregate non-cash charge of approximately $30 million relating to the assumption of unvested McAfee.com options in connection with the offer and merger. The charge relating to unvested options will be recognized as these options vest.

YOU SHOULD BE AWARE THAT THERE EXIST CONFLICTS OF INTEREST AMONG MEMBERS OF THE MCAFEE.COM BOARD OF DIRECTORS.

     Not only does Network Associates own approximately 75% of the outstanding McAfee.com stock, representing approximately 90% of the total McAfee.com voting power, but two of the five members of the McAfee.com board have current direct affiliations with Network Associates. Specifically, George Samenuk, Network Associates' chief executive officer and chairman, is chairman of McAfee.com's board of directors, and Stephen Richards, Network Associates' chief operating officer and chief financial officer, is a McAfee.com director. Srivats Sampath, chief executive officer of McAfee.com, was formerly an employee of Network Associates and holds options to purchase 150,000 shares of Network Associates common stock. By virtue of his being the chief executive officer of a material Network Associates subsidiary, Network Associates has determined Mr. Sampath to be an executive officer of Network Associates. Mr. Sampath also holds a number of unvested options to acquire McAfee.com common stock, which depending on his ongoing employment status, may accelerate in full following consummation of the offer and merger. For these reasons, the board of McAfee.com designated a special committee of its outside and independent directors to evaluate McAfee.com's options and make recommendations to McAfee.com's board of directors. See "Relationship Between McAfee.com and Network
Associates -- Relationship of Directors and Executive Officers of McAfee.com with Network Associates" on page 42.

             RISKS RELATED TO OUR BUSINESSES, INCLUDING MCAFEE.COM

     Set forth below are some of the risks we face related to our business, including the business of McAfee.com. A more complete set of risk factors included in our publicly filed documents is incorporated into this prospectus by reference.

OUR FINANCIAL RESULTS WILL LIKELY FLUCTUATE.

     We were not profitable in 2001, 2000 or 1999. In 2001, we had a net loss of $100.7 million on net revenues of $834.5 million, compared to a net loss of $102.7 million on net revenues of $745.7 million in 2000 and a net loss of $159.9 million on net revenues of $683.7 million in 1999.

     Our revenues and operating results have varied significantly in the past. We expect fluctuations in our operating results to continue. As a result, we believe that period-to-period comparisons of our financial results should not be relied on as an indicator of our future results. Our expense levels are based in part on our expectations regarding future revenues and in the short term are relatively fixed. We may be unable to adjust our expenses in time to compensate for any unexpected revenue shortfall.

  OPERATIONAL FACTORS

     Operational factors that may cause our revenues, gross margins and operating results to fluctuate significantly from quarter to quarter include:

     - volume, size and timing of new licenses and renewals of existing licenses;

     - introduction of new products, product upgrades or updates by us or our competitors;

     - the mix of products we sell and whether those products are sold directly by us or indirectly through distributors and whether, in the case of software licenses, the licenses are time-based subscription licenses or perpetual licenses;

     - costs or charges related to our acquisitions or dispositions, including our recent disposition of the Gauntlet firewall product line;

     - the components of our revenue, particularly that portion attributable to our ASP/MSP subscription model, including that attributable to McAfee.com, that are deferred; and

     - stock-based compensation charges and costs related to extraordinary events, including litigation and any reductions in forces.

  SEASONAL AND MACROECONOMIC FACTORS

     Our net revenue is typically higher in the fourth quarter, as many customers complete annual budgetary cycles, and lower in the summer months when many businesses experience lower sales, particularly in the European market. In recent periods, poor economic conditions in Asia, particularly Japan, and Latin America have hurt our business. Customer concerns about weakening U.S. and global economic conditions and the uncertainties following the terrorist attacks of September 11, 2001 could also harm our business.

IT IS DIFFICULT FOR US TO ESTIMATE OPERATING RESULTS PRIOR TO THE END OF A QUARTER.

     Because we do not maintain a significant level of backlog, product revenues in any quarter are dependent on contracts entered into or orders booked and shipped in that quarter. Historically, we have experienced a trend toward more product orders, and therefore, a higher percentage of revenue shipments, in the last month of a quarter. Some customers believe they can enhance their bargaining power by waiting until the end of a quarter to place their order.

WE DEPEND ON REVENUE FROM OUR FLAGSHIP ANTI-VIRUS AND SNIFFER BRANDED NETWORK MANAGEMENT PRODUCTS.

     We have historically derived a majority of our net revenues from our flagship McAfee anti-virus software products and Sniffer network fault and performance management products. These products are expected to continue to account for a significant portion of our net revenues for the foreseeable future. Because of this revenue concentration, our business could be harmed by a decline in demand for, or in the prices of, these products as a result of, among other factors, any change in our pricing model, a maturation in the markets for these products or other risks described in this prospectus.

WE FACE A NUMBER OF RISKS RELATED TO OUR PRODUCT SALES THROUGH DISTRIBUTORS.

     We sell a significant amount of our products through intermediaries such as distributors. Our top ten distributors typically represent approximately 37% to 42% of our net revenue in any quarter. Our largest distributor, Ingram Micro, accounted for approximately 27% of net revenue during 2001.

  LOSS OF A DISTRIBUTOR

     Our distributor agreements may be terminated by either party without cause. If one of our significant distributors terminates its distribution agreement, we could experience a significant interruption in the distribution of our products.

  NEED FOR ACCURATE DISTRIBUTOR INFORMATION

     We recognize revenue on products sold by our distributors when distributors sell our products to their customers. To determine our business performance at any point in time or for any given period, we must timely and accurately gather sales information from our distributors' information systems, at an increased cost to us. Our distributors' information systems may be less accurate or reliable than our internal systems.

  SALE OF COMPETING PRODUCTS

     Our distributors may sell other vendors' products that are complementary to, or compete with, our products. While we encourage our distributors to focus on our products through market and support programs, these distributors may give greater priority to products of other suppliers, including competitors.

  PAYMENT DIFFICULTIES

     Some of our distributors may experience financial difficulties, which could adversely impact our collection of accounts receivable. Our allowance for doubtful accounts was approximately $8.4 million at December 31, 2001 and $15.3 million at December 31, 2000. In 1999, one of our large European distributors, CHS, entered bankruptcy requiring us to record a related accounts receivable write-off of approximately $28.7 million. Also in 1999, Pinacor, a U.S. distributor, entered bankruptcy requiring us to record a related accounts receivable write-off of approximately $6.0 million. We regularly review the collectibility and credit-worthiness of our distributors to determine an appropriate allowance for doubtful accounts. Our uncollectable accounts could exceed our current or future allowances.

WE ARE SUBJECT TO INTENSE COMPETITION IN THE NETWORK MANAGEMENT AND SECURITY MARKETS AND WE EXPECT TO FACE INCREASED COMPETITION IN THE FUTURE.

     The markets for our products are intensely competitive and we expect competition to increase in the near-term. Some of our competitors have longer operating histories, greater name recognition, larger technical staffs, established relationships with hardware vendors and/or greater financial, technical and marketing resources.

  ANTI-VIRUS SOFTWARE

     Our principal competitor in the anti-virus market is the Norton Product Group of Symantec. Trend Micro remains the strongest competitor in the Asian anti-virus market, with Dr. Ahn's making recent inroads, particularly in Japan and Korea. Other anti-virus competitors include numerous smaller companies and shareware authors that may in the future develop competing software or be consolidated into larger competitors.

  NETWORK SECURITY

     Our principal competitors in the security market vary by product type. For firewalls, our principal competitors include CheckPoint, Symantec, and larger companies such as Cisco Systems and Microsoft. For intrusion detection products, we compete with Cisco Systems, Internet Security Systems and Symantec. The market for virtual private network, or VPN, products is highly fragmented with numerous small and large vendors. VPN competitors include hardware and software vendors, including telecommunications companies and traditional networking suppliers.

  NETWORK MANAGEMENT

     Our principal competitor in the network management market is Agilent. Other competitors include Acterna Corporation, Cisco Systems, Computer Associates, Compuware, Concord Communications, DeskTalk Systems, GN Nettest, Network Instruments, Radcom Technologies, Shomiti Systems and WildPackets.

  HELPDESK

     Our principal competitors in the help desk market are Computer Associates, FrontRange Solutions and Peregrine Systems.

  OTHER COMPETITORS

     We also face competition from large software companies such as Hewlett-Packard, Intel, Microsoft and Novell, which may offer network security and management products as enhancements to their operating system.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under "Risk Factors" on pages 6 through 9, many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements.

     All forward-looking statements are qualified by the risks described under "Risk Factors" which, if they develop into actual events, could have a material adverse effect on the offer and the merger or on our businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus.

     We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Network Associates is scheduled to report results for the quarter ending March 31, 2002, on April 11, 2002.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     We are providing the following information to assist you in analyzing the financial aspects of the offer and the merger. The following selected historical financial data should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Network Associates and McAfee.com with the SEC and incorporated by reference into this prospectus. See "Where You Can Find More Information."

     The information for Network Associates for each of the five fiscal years in the period ended December 31, 2001 was derived from the audited consolidated financial statements included in Network Associates' Annual Reports on Form 10-K and reflects Network Associates' historical ownership interests in McAfee.com.

     The information for McAfee.com for each of the fiscal years in the period ended December 31, 2001 was derived from the audited consolidated financial statements included in McAfee.com's Annual Reports on Form 10-K.

NETWORK ASSOCIATES SELECTED HISTORICAL FINANCIAL DATA

                                                      YEARS ENDED DECEMBER 31,
                                       -------------------------------------------------------
                                         2001        2000        1999        1998       1997
                                       ---------   ---------   ---------   --------   --------
                                            (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenue..........................  $ 834,478   $ 745,692   $ 683,668   $990,045   $735,692
Income (loss) from operations........    (81,966)   (151,967)   (138,199)   119,966     61,947
Income (loss) before income taxes,
  minority interest and extraordinary
  item...............................    (91,383)    (97,751)   (130,998)   138,167     82,813
Income (loss) before extraordinary
  item...............................   (102,381)   (102,721)   (159,901)    36,438     10,639
Extraordinary item, gain on
  redemption of debt, net of taxes...      1,731          --          --         --         --
Net income (loss)....................   (100,650)   (102,721)   (159,901)    36,438     10,639
Net income (loss) per share, before
  extraordinary item, basic..........      (0.74)      (0.74)      (1.15)      0.27       0.08
Net income (loss) per share, before
  extraordinary item, diluted........      (0.74)      (0.74)      (1.15)      0.26       0.08
Extraordinary item, basic............       0.01          --          --         --         --
Extraordinary item, diluted..........       0.01          --          --         --         --
Net income (loss) per share, basic...      (0.73)      (0.74)      (1.15)      0.27       0.08
Net income (loss) per share,
  diluted............................      (0.73)      (0.74)      (1.15)      0.26       0.08
Shares used in per share calculation
  -- basic...........................    137,847     138,072     138,695    133,075    126,662
Shares used in per share calculation
  -- diluted.........................    137,847     138,072     138,695    138,609    132,729

                                                      YEARS ENDED DECEMBER 31,
                                    ------------------------------------------------------------
                                       2001         2000         1999         1998        1997
                                    ----------   ----------   ----------   ----------   --------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........  $  612,832   $  275,539   $  316,784   $  418,899   $157,031
Working capital...................     541,753      196,993      285,665      537,056    247,811
Total assets......................   1,627,132    1,384,848    1,479,394    1,536,721    805,350
Deferred revenue and taxes........     294,805      186,129      163,816      205,598    129,557
Long term debt and other
  liabilities.....................     579,243      396,868      379,267      374,132      2,353
Total equity......................     444,787      518,651      660,106      722,838    492,501

MCAFEE.COM SELECTED HISTORICAL FINANCIAL DATA

     The following selected financial data includes the operations of McAfee.com as a separate legal entity beginning from January 1, 1999 and as part of Network Associates, on a carved out basis discussed below, for the 1997 and 1998 periods. All significant intercompany accounts and transactions have been eliminated. The divisional financial data has been derived from the historical books and records of Network Associates. The divisional financial data includes revenue and expenses directly incurred for McAfee.com, as well as charges for shared facilities, functions and services used by McAfee.com. The amounts charged for these shared costs have been calculated based on relative headcount plus 10% of such costs. Although we believe these charges are based on reasonable assumptions, they may not necessarily be indicative of the expenses that would have been incurred had McAfee.com operated as a separate, unaffiliated entity during these periods. In particular, periods prior to fiscal 1999 do not include the expenses incurred under McAfee.com's license agreement with Network Associates.

     Since January 1, 1999, Network Associates has provided various management services under a corporate management services agreement between Network Associates and McAfee.com. The statement of operations includes all revenues and expenses directly attributable to McAfee.com including charges for shared facilities, functions and services used by McAfee.com and provided by Network Associates. A number of expenses, such as research and development expenses, sales and marketing expenses and general and administrative expenses, have been allocated based on Network Associates' management's estimate of the cost of services provided by them. These allocations were generally based on either a direct cost pass-through or percentage of total expenses for the services provided, based on headcount.

                                                         YEARS ENDED DECEMBER 31,
                                             -------------------------------------------------
                                              2001       2000       1999      1998      1997
                                             -------   --------   --------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue................................  $62,024   $ 46,866   $ 24,497   $ 6,292   $ 2,530
Gross profit...............................   41,280     31,112      8,560     2,587       428
Loss from operations.......................     (192)   (31,971)   (28,331)   (1,993)   (1,508)
Net loss...................................     (854)   (27,469)   (27,926)   (1,993)   (1,508)
Net loss per share, basic and diluted......    (0.02)     (0.62)     (0.76)       --        --
Shares used in per share
  calculation -- basic and diluted.........   45,548     44,066     36,554        --        --

                                                          YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------
                                                2001      2000      1999      1998      1997
                                              --------   -------   -------   -------   -------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities................................  $102,507   $71,419   $86,499   $    --   $    --
Working capital.............................    47,271     5,784    42,009    (5,196)   (3,268)
Total assets................................   124,444    98,132    95,287     2,438        21
Deferred revenue............................    33,206    26,679    21,280     6,388     2,976
Receivable from (payable to) Network
  Associates................................    (8,210)   (8,256)   (8,313)    1,286      (275)
Stockholders' equity/(Divisional deficit)...    71,892    53,481    55,991    (5,131)   (3,247)

                              FINANCIAL FORECASTS

     Each of Network Associates' and McAfee.com's management regularly prepares and publicly announces financial forecasts regarding their anticipated operating results. Neither Network Associates, except as described below, nor McAfee.com has, to date, provided an update to their forecasts set forth below since their public dissemination. The forecasts were made on and as of the dates noted, and the inclusion of these forecasts in this prospectus should not be viewed as an update or a confirmation of those forecasts as of the date of this prospectus. Except to the extent required under applicable securities laws, neither Network Associates nor McAfee.com intends to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the date of prior public announcement of such forecasts. McAfee.com and Network Associates are expected to report results for the quarter ended March 31, 2002 on or about April 10, 2002 and April 11, 2002, respectively. At that time, they may update their previous guidance.

NETWORK ASSOCIATES

     Set forth below are Network Associates' financial estimates for revenue and pro forma earnings per share, or EPS, for the first quarter of 2002 and calendar 2002 published by Network Associates in a press release on January 17, 2002 and subsequently reaffirmed on February 12, 2002. Guidance for pro forma EPS excludes interest expense on Network Associates' convertible debt, amortization expense, compensation charges relating to employee stock options, and one-time charges. Network Associates did not provide pro forma EPS guidance for the consolidated entity.

                                 NETWORK ASSOCIATES            NETWORK ASSOCIATES
                               (EXCLUDING MCAFEE.COM)            (CONSOLIDATED)
                             ---------------------------   ---------------------------
REVENUE
  First Quarter 2002.......  $190 million to $200          $209 million to $219
                             million                       million
  Calendar 2002............  $860 million to $890          $940 million to $980
                             million                       million
PRO FORMA EPS
  First Quarter 2002.......  $0.04 to $0.06                --
  Calendar 2002............  $0.42 to $0.47                --

MCAFEE.COM

     Set forth below are McAfee.com's financial estimates for the first quarter of 2002 and calendar 2002 for revenue and pro forma EPS disclosed on a conference call by McAfee.com on January 16, 2002. Guidance for pro forma EPS excludes amortization expense and compensation charges relating to employee stock options.

REVENUE
  First Quarter 2002.......................................   $19 million
  Calendar 2002............................................   $80 million to $90 million

PRO FORMA EPS
  First Quarter 2002.......................................   $0.06
  Calendar 2002............................................   $0.28

     The above Network Associates guidance has not been adjusted to give effect to the offer or merger. If the offer and merger are completed, Network Associates expects to incur one-time charges in connection with integration and other activities and also expects to incur significant non-cash charges in connection with the assumption of vested and unvested options to acquire shares of McAfee.com common stock. See "Risk Factors -- We may incur integration and restructuring costs and other charges" on page 6.

     The financial forecasts included in this prospectus have been prepared by, and are the responsibility of, Network Associates' and McAfee.com's management, as applicable. PricewaterhouseCoopers LLP has neither examined nor compiled these forecasts and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this prospectus relate to the historical financial statements of Network Associates and McAfee.com. The reports do not extend to Network Associates' or McAfee.com's financial forecasts set forth above and should not be read to do so.

     The Network Associates and McAfee.com financial forecasts were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the inclusion of the forecasts herein should not be regarded as a representation by Network Associates or McAfee.com or any other person that such forecasts are or will prove to be correct. While presented with numerical specificity, the forecasts are based on a variety of assumptions relating to the business of Network Associates and McAfee.com and are inherently subject to significant uncertainties and contingencies that are beyond the control of the management of Network Associates and McAfee.com. These include the impact of general economic and business conditions, the competitive environment in which each company operates, as well as other factors. See "Risk Factors" beginning on page 6 and "Forward-Looking Statements" on page 10. By including the forecast of McAfee.com in this document, Network Associates does not adopt that forecast.

                              RECENT DEVELOPMENTS

     On March 26, 2002, we announced that the staff of the SEC has commenced a "Formal Order of Private Investigation." We believe that the inquiry is focused on our accounting practices during the 2000 fiscal year, but the SEC may look at other periods. Although we cannot predict how long it will take to resolve, we will work cooperatively with the SEC staff in connection with this inquiry.

                           COMPARATIVE PER SHARE DATA

     The following table presents the Network Associates and McAfee.com historical and pro forma combined and McAfee.com pro forma equivalent per share data as of and for the twelve months ended December 31, 2001. The information presented should be read in conjunction with the historical financial statements and related notes thereto of Network Associates and McAfee.com and the selected historical financial data including the notes thereto, each incorporated by reference in or included elsewhere in this prospectus. Comparative pro forma data have been included for comparative purposes only and do not purport to be indicative of (i) the results of operations or financial position which actually would have been obtained if the offer and the merger had been completed at the beginning of the period or as of the date indicated or (ii) the results of operations or financial position which may be obtained in the future.

                                                                          NETWORK
                                                                       ASSOCIATES AND
                                                                         MCAFEE.COM
                                                                       UNAUDITED PRO       MCAFEE.COM
                                        NETWORK                            FORMA           EQUIVALENT
                                       ASSOCIATES       MCAFEE.COM        COMBINED          UNAUDITED
                                       HISTORICAL       HISTORICAL     PER SHARE DATA       PRO FORMA
                                     PER SHARE DATA   PER SHARE DATA     (1)(2)(3)      PER SHARE DATA(1)
                                     --------------   --------------   --------------   -----------------
YEAR ENDED DECEMBER 31, 2001
Loss before extraordinary item
  Basic and Diluted................      $(0.74)          $(0.02)          $(0.83)           $(0.56)
Net Loss
  Basic and Diluted................       (0.73)           (0.02)           (0.82)            (0.55)
Cash dividends per share of common
  stock............................        0.00             0.00             0.00              0.00
Book value per share of common
  stock(4).........................        3.16             1.51             4.47              3.02

---------------

(1) The unaudited pro forma combined income and book value per share of common stock are based on McAfee.com stockholders (other than Network Associates and its affiliates) receiving 0.675 shares of Network Associates common stock for each share of McAfee.com Class A common stock. The McAfee.com equivalent unaudited pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.675.

(2) Reflects the historical operations of Network Associates and McAfee.com adjusted to reflect the impact of purchase accounting by Network Associates and the issuance of Network Associates common stock in the offer and the merger.

(3) Based on the stock price of Network Associates as of March 15, 2002 and the exchange ratio of 0.675 shares, we have estimated a purchase price of approximately $220 million. For purposes of the calculation of pro forma combined net loss per share, we have performed a preliminary purchase price allocation of this purchase price and estimated a useful life for the resulting identifiable intangibles. We have estimated that approximately $20 million will be allocated to the minority share of intangibles, primarily purchased technology, tradenames, website and customer contracts and lists, and have estimated the useful lives of these intangibles to be between 2 and 3 years. In addition, we have provided for an estimated deferred tax liability of approximately $8 million in respect of these intangibles. Of the total estimated purchase price, approximately $182 million is estimated to be recorded as goodwill, which will not be subject to amortization. The purchase price and associated allocation is estimated based on facts and circumstances as of the date of this prospectus. Upon completion of the offer and merger, we will perform a more detailed purchase price allocation. We have also included within pro forma combined net loss per share an adjustment for amortization of estimated stock compensation to be recorded as a result of the assumption of McAfee.com options in the merger of approximately $22.9 million together with an associated tax benefit of $9.1 million. Both of these amounts will be amortized to expenses and to Network Associates' provision for income taxes over an estimated period of 30 months. Pro forma combined net loss per share excludes an estimated stock-based compensation charge of $10 million related to vested McAfee.com options, which will be assumed by us.

(4) Book value per share of common stock is computed by dividing stockholders' equity by the number of shares of common stock outstanding as of December 31, 2001 of 140.7 million and of 47.5 million for Network Associates and McAfee.com, respectively. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of December 31, 2001.

                            COMPARATIVE MARKET VALUE

     The following table sets forth:

     - the closing prices per share and aggregate market value of Network Associates common stock on the New York Stock Exchange and of McAfee.com common stock on the Nasdaq National Market, on March 15, 2002, the last trading day prior to the public announcement of this proposed offer; and

     - the equivalent price per share and equivalent market value of McAfee.com Class A common stock, based on the exchange ratio.

                                                NETWORK ASSOCIATES     MCAFEE.COM       MCAFEE.COM
                                                    HISTORICAL         HISTORICAL     EQUIVALENT(1)
                                                ------------------   --------------   --------------
On March 15, 2002
  Closing price per share of common stock.....      $27.61               $15.54           $18.64
  Market value of common stock(2).............   $4.0 billion        $742.7 million   $890.8 million

---------------

(1) The McAfee.com equivalent data corresponds to an exchange ratio of 0.675 shares of Network Associates common stock for each share of McAfee.com common stock.

(2) Market value based on 145,934,353 shares of Network Associates common stock and 47,790,998 shares of McAfee.com common stock outstanding, including the 36,000,000 shares of Class B common stock owned by Network Associates, excluding shares held in treasury.

     The market prices of shares of Network Associates common stock and McAfee.com common stock are subject to fluctuation. You are urged to obtain current market quotations. See the risk factor entitled "Because the number of Network Associates shares that you receive in the offer is fixed, the value of Network Associates shares at the time you receive them could be less than their value at the time you tender your McAfee.com shares" on page 6.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

NETWORK ASSOCIATES

     Since February 12, 2002, Network Associates common stock has been listed on the New York Stock Exchange under the symbol "NET." Prior to that time, Network Associates common stock was listed on the Nasdaq National Market under the symbol "NETA." The following table sets forth the high and low closing sales prices per share of Network Associates common stock, as reported on the New York Stock Exchange or the Nasdaq National Market, as applicable, for the quarterly periods presented below. The prices appearing in the tables below do not reflect retail mark-up, mark-down or commission and, for the periods prior to February 12, 2002, reflect over the counter market quotations and may not necessarily represent actual transactions.

                                                              NETWORK ASSOCIATES
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
2002:
  First Quarter (through March 27, 2002)....................  $29.50     $19.75
2001:
  Fourth Quarter............................................  $27.27     $13.40
  Third Quarter.............................................  $16.84     $10.56
  Second Quarter............................................  $16.50     $ 6.00
  First Quarter.............................................  $ 8.38     $ 4.19
2000:
  Fourth Quarter............................................  $23.00     $ 4.13
  Third Quarter.............................................  $26.25     $18.19
  Second Quarter............................................  $29.25     $19.75
  First Quarter.............................................  $36.69     $23.31

     You are urged to obtain current market quotations. See "Risk
Factors -- Because the number of Network Associates shares that you receive in the offer is fixed, the value of Network Associates shares at the time you receive them could be less than their value at the time you tender your McAfee.com shares" on page 6.

     We have not paid any cash dividends since our reorganization into a corporate form in October 1992. We intend to retain future earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future.

MCAFEE.COM

     McAfee.com Class A common stock is quoted on the Nasdaq National Market under the symbol "MCAF." The prices per share reflected in the table below represent the range of high and low closing sales prices of McAfee.com's Class A common stock as reported on the Nasdaq National Market for the quarterly periods presented below. The prices appearing in the tables below reflect over the counter market quotations, which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                 MCAFEE.COM
                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
2002:
  First Quarter (through March 27, 2002)....................  $40.98    $10.40
2001:
  Fourth Quarter............................................  $38.20    $13.75
  Third Quarter.............................................  $17.10    $10.05
  Second Quarter............................................  $14.56    $ 6.00
  First Quarter.............................................  $ 8.72    $ 4.75
2000:
  Fourth Quarter............................................  $14.25    $ 2.63
  Third Quarter.............................................  $33.88    $13.38
  Second Quarter............................................  $49.06    $17.38
  First Quarter.............................................  $55.50    $32.38

     You are urged to obtain current market quotations. See "Risk
Factors -- Because the number of Network Associates shares that you receive in the offer is fixed, the value of Network Associates shares at the time you receive them could be less than their value at the time you tender your McAfee.com shares" on page 6.

     McAfee.com has not declared any cash dividends on its common stock and has previously stated that, at such time, it had no current intention to do so.

              BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

FORMATION OF MCAFEE.COM AND ITS IPO

     In December 1999, McAfee.com completed the initial public offering of approximately 17% of its total outstanding common stock at such time. McAfee.com's most significant product is the offering of McAfee anti-virus software as an ASP subscription service to consumers and, more recently, small to medium-sized businesses. Under the ASP business model, customers purchase a subscription to the online service allowing them use of the software for a period of time. In effect, customers "rent" McAfee anti-virus software rather than purchase a license to the underlying software. McAfee.com also derives significant revenue from the sale of traditional "shrink-wrapped" boxed software products, including McAfee anti-virus software, through its online store operated at www.McAfee.com. As permitted under its agreements with McAfee.com, Network Associates offers competing ASP products and services to business customers and government customers and consumers. Network Associates also sells traditional boxed software products to consumers through traditional non-online distribution channels and through the Internet at www.mcafee-at-home.com.

     In connection with its formation of McAfee.com, Network Associates and McAfee.com entered into a number of agreements. See "Relationship between Network Associates and McAfee.com -- Intercompany Arrangements." The most significant agreement is the technology cross-license agreement in which the parties agreed that, among other things:

     - McAfee.com could utilize Network Associates' technology to offer single-user consumer licenses for products and services sold over the Internet or for Internet-based products and licensing of the technology to original equipment manufacturers, or OEMs, for sale to individual consumers; and

     - Network Associates retained the right to sell "shrink-wrapped" boxed products incorporating the licensed technology through non-online distribution channels.

     In March 2001, Network Associates and McAfee.com entered into reseller agreements, under which the parties agreed that McAfee.com may resell Network Associates products to business customers, except in Japan, and Network Associates may resell McAfee.com products to OEMs and end-users, including consumers, directly or through other ASPs.

     Network Associates originally formed McAfee.com as a separate consumer-focused company, among other reasons, to:

     - address the risk that new or existing competitors would utilize the Internet to supplant sales of Network Associates' traditional boxed software products, particularly McAfee anti-virus products;

     - establish an environment specifically focused on creating the ASP business model and developing the related technology and IT infrastructure;

     - provide greater operating and financial visibility for the McAfee.com business, which was expected to and did incur significant losses in 1999 and 2000 and a smaller level of losses in 2001; and

     - capitalize, through continued majority ownership of McAfee.com, on the higher financial market valuations given at the time to Internet-based companies, particularly consumer-focused Internet companies.

NETWORK ASSOCIATES' RECENT BUSINESS FOCUS

     Since early 2001, we have experienced a change in senior management, added new members to our board of directors and sought to reposition our company to, among other things, better focus our product offerings and our product development efforts and eliminate overlapping objectives between our business units. Towards that end:

     - in early 2001, we integrated myCIO's ASP product and service offerings into our McAfee product group, with these products now being offered as McAfee ASaP products and services;

     - in the fourth quarter of 2001, we integrated some activities of our former PGP product group into our McAfee business unit; and

     - in February 2002, we completed the sale of our Gauntlet firewall business.

BACKGROUND AND CONTACTS

     From time to time, particularly since early 2001, our senior management and board of directors have evaluated in general terms the advisability of recombining the Network Associates and McAfee.com businesses. In addition, McAfee.com's chief executive officer, Srivats Sampath, has raised with our senior management the possibility of recombining the businesses. No formal actions or proposals resulted from these evaluations or discussions.

     On February 27, 2002, members of our senior management met with representatives of J.P. Morgan Securities Inc., or JPMorgan, and our outside counsel, Wilson Sonsini Goodrich & Rosati, to consider the possible recombination and the means by which it might be effected. We subsequently retained JPMorgan to act as our financial adviser in connection with the offer and merger.

     Over the next several weeks, senior management continued to consult with JPMorgan and outside counsel regarding the possible recombination and senior management continued to review the merits of a recombination as compared to McAfee.com remaining a separate public company.

     On March 12, 2002, Stephen Richards and Evan Collins, our and McAfee.com's chief financial officers, had a telephone conversation regarding McAfee.com's operating results. In this conversation, Mr. Collins informed Mr. Richards of McAfee.com's performance to date for the quarter ending March 31, 2002 and the factors that would affect whether McAfee.com's revenues would be consistent with McAfee.com's prior guidance. Network Associates had no subsequent conversations with McAfee.com regarding McAfee.com's anticipated first quarter performance, and McAfee.com is scheduled to announce its results for the quarter on April 10, 2002.

     At a meeting of Network Associates' board of directors held on March 16, 2002, Network Associates' board of directors considered the offer and merger. Also present and providing input were members of senior management, our financial advisers, JPMorgan, and outside counsel, Wilson Sonsini Goodrich & Rosati. After deliberation and consideration of the factors described below, the offer and merger were unanimously approved by our board of directors.

     On March 16, 2002, Mr. Samenuk, our chairman and chief executive officer, and the chairman of McAfee.com's board of directors, held a telephonic conversation with McAfee.com's outside directors and Mr. Sampath to inform them of the offer and merger. Shortly thereafter, Network Associates issued a press release announcing the transaction. Mr. Samenuk delivered the following letter on Network Associates letterhead to each of the McAfee.com directors who were not members of our board or management:

                                                             March 16, 2002

     Board of Directors
     McAfee.com Corporation
     535 Oakmead Parkway
     Sunnyvale, California 95051

     Dear McAfee.com Board of Directors:

          Our Board of Directors has determined that it is desirable to recombine McAfee.com and Network Associates. We believe this step is strategically and operationally compelling. Among other things, a recombination will allow for a more targeted market approach, particularly in the consumer and small to medium-sized business markets for our products, and will serve to reduce or eliminate market, customer and brand confusion due to similarities in our products, customers and Web sites.

          Our Board of Directors has authorized us to make an exchange offer pursuant to which the public stockholders of McAfee.com will be offered 0.675 shares of common stock of Network Associates in a tax-free exchange for each outstanding share of McAfee.com Class A common stock. Based on the $27.61 closing price of our shares on March 15, 2002, our offer represents a value of approximately $18.64 per Class A share and a 20% premium to the closing price of McAfee.com Class A common stock on that date.

          Our offer is being made directly to McAfee.com's stockholders and we believe that it should be well received by them. As noted, our offer represents a meaningful premium to your market price. Furthermore, McAfee.com stockholders, through their ownership of Network Associates common stock, will continue to participate in McAfee.com's business and will also participate in our other businesses.

          Our offer is conditioned on the tender of a sufficient number of shares of McAfee.com Class A common stock such that, after the offer is completed, we would own at least 90% of the outstanding shares of McAfee.com common stock. Other conditions to the offer will be customary.

          Assuming that the conditions to the offer are satisfied and that the offer is completed, we will then effect a "short form" merger of McAfee.com with a subsidiary of Network Associates as soon as practicable thereafter. In this merger, the remaining McAfee.com public stockholders will receive the same consideration as in the offer, subject to the exercise of appraisal rights, if any.

          We intend to file our offering materials with the Securities and Exchange Commission and commence our exchange offer on or about March 25, 2002. Network Associates is not seeking, and as the offer is being made directly to McAfee.com's stockholders, Delaware law does not require approval of the offer from McAfee.com's Board of Directors. We, however, encourage you to consult with your outside counsel as to the obligations of McAfee.com's Board of Directors to respond to our offer under the U.S. tender offer rules. Also enclosed is a copy of the press release that will be issued in connection with the offer.

                                          Sincerely,
                                          /s/ GEORGE SAMENUK
                                          George Samenuk
                                          Chairman and Chief Executive Officer

     On March 18, 2002, McAfee.com announced that the board of directors of McAfee.com had formed a special committee of independent and outside directors to review and evaluate McAfee.com's options and make recommendations to the McAfee.com board of directors.

     On March 25, 2002 and prior to the commencement of the offer, the McAfee.com special committee publicly indicated that it believed our offer is inadequate from a financial point of view. Our offer, however, is being made directly to you as a McAfee.com stockholder. Under Delaware law no approval of McAfee.com, its board of directors or any special committee of its board is required and our offer is not contingent on the receipt of any such approval. Within 10 business days of the date of this prospectus, the McAfee.com board of directors must file with the SEC and mail to McAfee.com stockholders a Schedule 14D-9 setting forth its formal position with respect to our offer.

     On March 26, 2002, we announced that the staff of the SEC has commenced a "Formal Order of Private Investigation." We believe the inquiry is focused on our accounting practices during the 2000 fiscal year, but the SEC may look at other periods. Although we cannot predict how long it will take to resolve, we intend to work cooperatively with the SEC staff in connection with this inquiry.

     On March 29, 2002, we commenced the offer.

NETWORK ASSOCIATES' REASONS FOR THE OFFER AND MERGER

     At its meeting on March 16, 2002, our board of directors unanimously approved the offer and merger. In reaching its conclusion, our board of directors considered, among others, the following factors:

     - the offer and merger would further our strategy of better focusing our product offerings and product development efforts and eliminating overlapping objectives between our business units;

     - the expectation that McAfee.com's business could be efficiently integrated with Network Associates' business, which would enhance prospects for the combined company due to, among other factors, the following:

        - the reduction or elimination of customer, market and brand confusion due to the similarity in the companies, products, names and Web addresses;

        - the reduction or elimination of actual and potential conflicts between the companies and their sales forces, and related senior management distraction, due to confusion over market boundaries;

        - the expectation that a recombined company could more effectively and cost-efficiently address the consumer market and the small to medium-sized business market for ASP products and services; and

        - opportunities for reduced costs;

     - the belief that McAfee.com had established the viability of the ASP business model and that it was no longer necessary for McAfee.com to remain a separate company;

     - the exchange ratio and the premium reflected therein;

     - the potential conflicts of interest arising out of the offer and merger, see "Relationship Between Network Associates And
       McAfee.com -- Relationship of Directors and Executive Officers of McAfee.com with Network Associates;"

     - the ability of McAfee.com's stockholders, through ownership of Network Associates common stock, to participate in McAfee.com's business and Network Associates' other businesses;

     - McAfee.com's financial and operating results;

     - the offer and merger will be tax-free to McAfee.com's stockholders;

     - the terms and conditions of the offer;

     - the financial analysis provided by JPMorgan and the opinion of JPMorgan delivered to Network Associates' board of directors that, subject to the various factors, assumptions and limitations set forth in its opinion, the exchange ratio in the offer made to the McAfee.com stockholders was fair, from a financial point of view, to Network Associates;

     - the expected dilution to 2002 operating results for the consolidated entity as a result of the offer and merger; and

     - the factors described below under "Other Factors to Consider Before Tendering Your Shares."

     The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the offer and merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination to approve the offer and merger. In addition, individual directors may have given differing weights to different factors.

OTHER FACTORS TO CONSIDER BEFORE TENDERING YOUR SHARES

     In determining whether or not to tender your McAfee.com shares in the offer, you should consider the following factors, in addition to the risk factors and other factors identified in this document. See "Risk Factors" beginning on page 6.

  NETWORK ASSOCIATES BUSINESS CONSIDERATIONS.

     - Combining the businesses and operations of Network Associates and McAfee.com should result in operational efficiencies and cost savings that we believe could not be achieved by McAfee.com remaining a stand-alone public company.

     - Because of the greater breadth of Network Associates' operations and product lines, Network Associates should experience less volatility in revenues and earnings than McAfee.com.

     - Network Associates was not profitable in 2001, 2000 or 1999. In 2001, Network Associates had a net loss of $100.7 million on net revenues of $834.5 million.

  NETWORK ASSOCIATES STOCK AND MARKET CONSIDERATIONS.

     - Stockholders of Network Associates have an ownership interest in a larger and more diversified company than McAfee.com.

     - Network Associates is actively covered by a number of members of the analyst community. McAfee.com has more limited independent analyst coverage.

     - The market for McAfee.com stock is illiquid compared to the market in Network Associates stock. Network Associates' common stock trades on the New York Stock Exchange, and the average daily trading volume for Network Associates stock is significantly greater than the average daily volume for McAfee.com stock.

     - Network Associates' stock is highly volatile and has traded as high as $30.50 per share and as low as $5.94 per share in the last 52 weeks.

     - Because Network Associates owns approximately 75% of the outstanding McAfee.com common stock, representing approximately 90% of the total voting power, and does not intend to sell its McAfee.com shares, the possibility of a third party offer to acquire McAfee.com is remote.

  MCAFEE.COM BUSINESS CONSIDERATIONS.

     - Since its formation, McAfee.com has experienced significant growth in its revenues and subscriber base. However, in recent periods, McAfee.com's revenue growth and subscriber growth have begun to slow. In the third and fourth quarter of 2001, new subscribers acquired by McAfee.com exceeded 200,000 and 125,000, respectively. Growth in consumer subscribers often corresponds to significant virus outbreaks and security scares, such as those that occurred in the third quarter of 2001.

     - McAfee.com has never been profitable on an annual basis, and as of December 31, 2001, McAfee.com had incurred accumulated losses of $61.5 million. However, for 2001, McAfee.com had a net loss of $854,000.

  MCAFEE.COM STOCK AND MARKET CONSIDERATIONS.

     - McAfee.com's stock is highly volatile and has traded as high as $42.69 per share and as low as $4.95 per share in the last 52 weeks.

     - As a Network Associates stockholder, your interest in the performance and prospects of McAfee.com will be indirect and in proportion to your relative holdings of Network Associates stock. Accordingly, you may not realize the same financial benefit of future appreciation in the enterprise value of McAfee.com that you would if McAfee.com remained a separate company and you remained a McAfee.com stockholder.

     - McAfee.com stock has often traded historically at higher price-to-earnings multiples than the stock of Network Associates.

JPMORGAN OPINION

     Pursuant to an engagement letter dated March 5, 2002, we retained JPMorgan to act as our financial advisor, including rendering an opinion to our board of directors as to the fairness to Network Associates, from a financial point of view, of the exchange ratio in the offer made to the stockholders of McAfee.com. At the March 16, 2002 meeting of our board of directors, JPMorgan rendered to our board an oral opinion, which was confirmed in writing as of the same date, to the effect that as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the exchange ratio made to the stockholders of McAfee.com in the offer and merger was fair to us, from a financial point of view. The full text of JPMorgan's opinion is attached as Exhibit 99.9 to the registration statement of which this prospectus is a part.

STOCKHOLDER LITIGATION

     Following the announcement of the offer, several putative class action lawsuits were filed in the Court of Chancery in the State of Delaware, New Castle County, against Network Associates, McAfee.com and the directors of McAfee.com, alleging that defendants have breached their fiduciary duties to McAfee.com stockholders by, among other things, making an inadequate offer to acquire the publicly-held stock of McAfee.com. The cases are captioned Stephen Bank v. McAfee.com Corp., et al., Case No. C.A. 19481-NC; Ezra Birnbaum v. Srivats Sampath, et al., Case No. C.A. 19482-NC; Carl Brown v. Srivats Sampath, et al., Case No. C.A. 19483-NC; Adrian Chin v. McAfee.com Corp., et al., Case No. C.A. 19484-NC; Elizabeth Ebner v. Srivats Sampath, et al., Case No. C.A. 19487-NC; and Nick Monastero v. Srivats Sampath, et al., Case No. C.A. 19485-NC. A putative class action lawsuit was also filed on or about March 19, 2002 in the Superior Court of the State of California, County of Santa Clara, against Network Associates and various officers and directors of Network Associates and McAfee.com, asserting allegations substantially similar to those filed in the Delaware Court of Chancery. The California action is captioned Justin Peyton, On Behalf of Himself and All Others Similarly Situated v. Stephen C. Richards, et al,, Case No. CV806199. Each of these cases seeks declaratory, injunctive and other relief as permitted by law and equity. We believe that these lawsuits are without merit and intend to vigorously defend the cases.

     The description of these actions is qualified in its entirety by reference to the allegations in the related complaints, which we have filed with the SEC and which we incorporate by reference into this prospectus.

                                   THE OFFER

GENERAL

     Network Associates, through its wholly-owned subsidiary, McAfee.com Holdings Corporation (which is sometimes referred to as "McAfee.com Holdings"), is offering, upon the terms and subject to the conditions described in this prospectus and the related letter of transmittal, to exchange 0.675 shares of Network Associates common stock for each outstanding share of McAfee.com Class A common stock validly tendered on or prior to the expiration date and not properly withdrawn. As a Network Associates stockholder, you will also have an ownership interest in Network Associates' other businesses. The exchange ratio represents a 20% premium over the closing market price of McAfee.com's share price on March 15, 2002, the last trading day prior to the public announcement of the offer, based on the per share closing market prices of $27.61 for Network Associates and $15.54 for McAfee.com on that date.

     Our obligation to exchange shares of Network Associates common stock for McAfee.com shares pursuant to the offer is subject to several conditions referred to below under "Conditions of the Offer."

     The term "expiration date" means 12:00 midnight, Eastern Time, on April 25, 2002, unless we extend the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. We may provide for a "subsequent offering period" (as provided for in Rule 14d-11 under the Securities Exchange Act of 1934, or the "Exchange Act") after the expiration of the offer.

     If you are the record owner of your McAfee.com shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

     We will, as soon as practicable after consummation of the offer, cause McAfee.com and McAfee.com Holdings to merge, unless it is not lawful to do so. In the merger, each remaining outstanding share of McAfee.com Class A common stock (except for shares held in the treasury of McAfee.com, shares that we own and shares held by any stockholder properly exercising appraisal rights) will be converted into the right to receive the same number of shares of Network Associates common stock that you would have received if you had tendered your shares in the offer. See "-- Purpose of the Offer; The Merger; Appraisal Rights." If the offer is completed, no further McAfee.com stockholder or board action is required for us to complete the merger. If the offer and merger are completed, McAfee.com employee stock options will be assumed by Network Associates. Holders of McAfee.com stock options will receive options for Network Associates stock. See "-- McAfee.com Stock Options."

     As of March 15, 2002, there were 11,790,998 shares of McAfee.com Class A common stock and 36,000,000 shares of McAfee.com Class B common stock outstanding. As of the date of this prospectus, Network Associates owns no shares of McAfee.com Class A common stock, and all outstanding shares of McAfee.com Class B common stock, which is convertible into an equal number of shares of Class A common stock at our option at any time. Based on this information and the number of shares of Network Associates common stock outstanding as of March 15, 2002, if the offer and the merger are completed, the historical McAfee.com stockholders (other than Network Associates) would receive approximately 5% of the outstanding shares of Network Associates common stock.

TIMING OF THE OFFER

     The offer is currently scheduled to expire on April 25, 2002; however, we may extend the offer from time to time as necessary until all conditions to the offer have been satisfied or waived. See "-- Extension, Termination and Amendment."

EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open if any condition to the offer has not been satisfied, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. We are not making any assurances that we will exercise our right to extend our offer, although we may do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all McAfee.com shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your McAfee.com shares. See "-- Withdrawal Rights."

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any McAfee.com shares pursuant to the offer or to terminate our offer and not accept for exchange or exchange any McAfee.com shares, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer and (2) to waive any condition (subject to the limits on waiver described under "Conditions of the Offer") or otherwise to amend the offer in any respect, by giving oral followed by written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     We confirm to you that if we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we decrease the percentage of McAfee.com shares being sought or increase or decrease the consideration offered to holders of McAfee.com shares, such increase or decrease will be applicable to all holders whose McAfee.com shares are accepted for exchange pursuant to the offer, and if, at the time notice of any such increase or decrease is first published, sent or given to holders of McAfee.com shares, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the offer will be extended until the expiration of such ten business day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

EFFECT OF TERMINATION OF THE OFFER

     In the event that we decide to terminate the offer prior to consummation of the offer, the effect of such a termination would be that we would not accept for exchange or exchange any McAfee.com shares, including any shares that may have been tendered for exchange prior to such termination date and McAfee.com would remain a separate, publicly traded company.

EXCHANGE OF MCAFEE.COM SHARES; DELIVERY OF NETWORK ASSOCIATES COMMON STOCK

     Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Network Associates will cause McAfee.com Holdings to accept for exchange, and will cause McAfee.com Holdings to exchange, McAfee.com shares validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance of or the exchange of

McAfee.com shares in anticipation of receipt of any required governmental or regulatory approvals or similar matters.

     For purposes of the offer, McAfee.com Holdings will be deemed to have accepted for exchange McAfee.com shares validly tendered and not properly withdrawn, if and when it notifies the exchange agent of its acceptance of the tenders of those McAfee.com shares pursuant to the offer. The exchange agent will deliver the Network Associates common stock in exchange for McAfee.com shares pursuant to the offer and cash instead of fractional shares of Network Associates common stock as soon as practicable after receipt of McAfee.com Holdings' notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving Network Associates common stock from McAfee.com Holdings and transmitting such stock to you.

     If Network Associates causes McAfee.com Holdings not to accept any tendered McAfee.com shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more McAfee.com shares than are tendered, Network Associates will cause McAfee.com Holdings to return certificates for such unexchanged McAfee.com shares without expense to the tendering stockholder or, in the case of McAfee.com shares tendered by book-entry transfer of such McAfee.com shares into the exchange agent's account at The Depository Trust Company (which we refer to as the "DTC") pursuant to the procedures set forth below under "-- Procedure for Tendering," those McAfee.com shares will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

CASH INSTEAD OF FRACTIONAL SHARES OF NETWORK ASSOCIATES COMMON STOCK

     Network Associates will not issue certificates representing fractional shares of Network Associates common stock pursuant to the offer. The exchange agent, acting as agent for McAfee.com stockholders otherwise entitled to receive fractional shares of Network Associates common stock, will aggregate all fractional shares and sell them for the accounts of such stockholders. The proceeds realized by the exchange agent upon the sale of such fractional shares will be distributed, net of commissions, to such stockholders on a pro rata basis. Such cash payments will be made through the exchange agent if the related shares of McAfee.com common stock are tendered to the exchange agent or, if such shares are tendered through DTC. NONE OF THE EXCHANGE AGENT, NETWORK ASSOCIATES, McAFEE.COM HOLDINGS CORPORATION OR THE INFORMATION AGENT WILL GUARANTEE ANY MINIMUM PROCEEDS FROM THE SALE OF SHARES OF NETWORK ASSOCIATES COMMON STOCK, AND NO INTEREST WILL BE PAID ON ANY SUCH PROCEEDS.

WITHDRAWAL RIGHTS

     McAfee.com shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after June 1, 2002.

     For your withdrawal to be effective, the exchange agent must receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of McAfee.com shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those McAfee.com shares.

     An eligible institution (as defined below) must guarantee all signatures on the notice of withdrawal, unless the McAfee.com shares to be withdrawn have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. An "eligible institution" is a financial institution that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program. If McAfee.com shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn McAfee.com shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the McAfee.com shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

     Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any McAfee.com shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn McAfee.com shares by following one of the procedures described under "-- Procedure for Tendering" or "-- Guaranteed Delivery" at any time prior to the expiration date.

PROCEDURE FOR TENDERING

     For you to validly tender McAfee.com shares pursuant to the offer, (1) a properly completed and duly executed letter of transmittal, together with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus and either (x) certificates for tendered McAfee.com shares must be received by the exchange agent at such address or (y) such McAfee.com shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "book-entry confirmation")), in each case before the expiration date, or (2) you must comply with the guaranteed delivery procedure described below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent, and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the McAfee.com shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

     The exchange agent will establish accounts with respect to the McAfee.com shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the McAfee.com shares by causing DTC to transfer such McAfee.com shares into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of McAfee.com shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile of such document), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses specified on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which McAfee.com shares are tendered either by a registered holder of McAfee.com shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

     If the certificates for McAfee.com shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

     THE METHOD OF DELIVERY OF McAFEE.COM SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE

RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED IN LIEU OF FRACTIONAL SHARES PURSUANT TO OUR OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING REQUIREMENTS. SEE "MATERIAL FEDERAL INCOME TAX CONSEQUENCES."

GUARANTEED DELIVERY

     If you wish to tender your McAfee.com shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your McAfee.com shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

     (1) you make your tender by or through an eligible institution;

     (2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

     (3) the certificates for all tendered McAfee.com shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of such document), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail it to the exchange agent and must include a guarantee by an eligible institution in the form set forth in that notice.

     In all cases, Network Associates will cause McAfee.com to exchange Network Associates shares for McAfee.com shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for McAfee.com shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

MCAFEE.COM STOCK OPTIONS

     At the time of the merger, all options to purchase shares of McAfee.com Class A common stock will become options to purchase Network Associates common stock with the same terms and vesting as existed prior to the merger. Holders of McAfee.com stock options will receive options to acquire Network Associates common stock with substantially similar terms based on the exchange ratio.

EFFECT OF TENDER

     By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your McAfee.com shares tendered and accepted for exchange by us and with respect to any and all other

McAfee.com shares and other securities issued or issuable in respect of the McAfee.com shares on or after March 25, 2002. Such appointment is effective, and voting rights will be affected, when and only to the extent that McAfee.com Holdings (or Network Associates acting on behalf of McAfee.com Holdings) accepts for exchange the McAfee.com shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered McAfee.com shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by you will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Our designees will, with respect to the McAfee.com shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of McAfee.com stockholders, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for McAfee.com shares to be deemed validly tendered, immediately upon our exchange of such McAfee.com shares, we must be able to exercise full voting rights with respect to such McAfee.com shares.

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of McAfee.com shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of McAfee.com shares determined by us not to be in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. Subject to the applicable rules and regulations of the SEC, we also reserve the absolute right to waive any of the conditions of the offer (other than any conditions the failure to satisfy which would prevent us from effecting the merger), or any defect or irregularity in the tender of any McAfee.com shares. No tender of McAfee.com shares will be deemed to have been validly made until all defects and irregularities in tenders of McAfee.com shares have been cured or waived. Neither we, the exchange agent, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any McAfee.com shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding.

     The tender of McAfee.com shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

PURPOSE OF THE OFFER; THE MERGER; APPRAISAL RIGHTS

 PURPOSE OF THE OFFER AND THE MERGER

     We are making the offer to acquire all of the outstanding shares of McAfee.com common stock not owned by us. We intend, as soon as practicable after completion of the offer, to contribute the shares of McAfee.com Class B common stock that we own to McAfee.com Holdings, to cause McAfee.com Holdings to convert these shares for an equal number of McAfee.com Class A common stock and to merge McAfee.com Holdings and McAfee.com. The purpose of the merger is to acquire all publicly-held McAfee.com shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding McAfee.com share (except for shares held in the treasury of McAfee.com, shares that we own and shares held by any stockholder properly exercising appraisal rights) would be converted into the right to receive the same number of shares of Network Associates common stock that you would have received if you had tendered your shares in the offer.

 OTHER POSSIBLE PURCHASES OF MCAFEE.COM SHARES

     If the offer is successfully completed, we will own at least 90% of the outstanding McAfee.com common stock. If the offer is not completed or, after the offer is completed but prior to the effective date of the merger, or for any other reason, we own less than 90% of the outstanding McAfee.com common stock, we may acquire additional shares of McAfee.com Class A common stock in the open market or in privately negotiated transactions to the extent required for Network Associates to own 90% or more of McAfee.com's outstanding common stock. These open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the offer price. In such event, we will effect a short-form merger of McAfee.com into McAfee.com Holdings as soon as practicable after we have increased our ownership to at least 90% of the outstanding McAfee.com common stock.

  THE MERGER

     Assuming the conditions to the offer are satisfied or waived and the offer is completed, we can consummate the merger without any additional vote of the holders of our common stock or any vote of McAfee.com stockholders under Section 253 of the Delaware General Corporation Law because we would own at least 90% of the Class A common stock of McAfee.com (assuming conversion of our McAfee.com Class B common stock into Class A common stock). We currently intend to complete the offer as soon as the conditions to the offer are satisfied, and we will consummate the merger as soon as practicable after the offer is completed.

  APPRAISAL RIGHTS

     Under Delaware law, McAfee.com stockholders do not have appraisal rights in connection with the offer. However, McAfee.com stockholders do have appraisal rights in connection with the merger under Delaware law. McAfee.com stockholders at the time of the merger will have the right to dissent and demand appraisal of their McAfee.com shares. Dissenting stockholders who comply with certain statutory procedures will be entitled to receive judicial determination of the fair value of their McAfee.com shares and to receive payment of such fair value in cash, together with a rate of interest, if any. This discussion is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, which contains the Delaware appraisal statute. A copy of this provision is attached to this document as Annex A. If you fail to take any action required by Delaware law, your rights to an appraisal may be waived or terminated.

  NOTIFICATION OF MERGER'S EFFECTIVENESS

     Either before the effective time of the merger or within ten days thereafter, McAfee.com will send notice of the effectiveness of the merger and the availability of appraisal rights to each person who is a stockholder of record of McAfee.com (other than Network Associates or its subsidiaries) at the time of the notice.

  ELECTING APPRAISAL RIGHTS

     To perfect appraisal rights, the record holder of McAfee.com common stock must, within 20 days after the date of mailing of such notice, deliver a written demand for appraisal to McAfee.com. This demand must reasonably inform McAfee.com of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of McAfee.com common stock.

     A demand for appraisal must delivered to: Corporate Secretary, McAfee.com Corporation, 535 Oakmead Parkway, Sunnyvale, California 94085.

  ONLY RECORD HOLDERS MAY DEMAND APPRAISAL RIGHTS

     Only a record holder of McAfee.com common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

     - If the McAfee.com common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

     - If the McAfee.com common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

     - An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

     - A holder of record, such as a broker, who holds common stock as nominee for beneficial owners, may perfect a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock covered by the demand. If no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock registered in the name of the record holder.

  COURT PETITION MUST BE FILED

     Within 120 days after the effective time of the merger, the surviving corporation in the merger or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the McAfee.com common stock. Stockholders seeking to perfect appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

  APPRAISAL PROCEEDING BY DELAWARE COURT

     If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the common stock owned by the stockholders and determine its fair value. In determining fair value, the court may consider any generally accepted valuation techniques, but will exclude the element of value arising from the accomplishment and expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

     The value determined by the court for McAfee.com common stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorney's fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

  EFFECT OF APPRAISAL DEMAND ON VOTING AND RIGHT TO DIVIDENDS

     Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

  LOSS, WAIVER OR WITHDRAWAL OF APPRAISAL RIGHTS

     Holders of McAfee.com common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to the surviving corporation a written withdrawal of such stockholder's demand for an appraisal, provided, however, that any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of the surviving corporation. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of Network Associates common stock, and cash instead of a fraction of a share of Network Associates common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the offer and the merger, regardless of the market price of Network Associates shares at the time of delivery.

  DISMISSAL OF APPRAISAL PROCEEDING

     If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

CERTAIN LEGAL AND REGULATORY MATTERS

     General. Except as set forth in this prospectus, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of McAfee.com shares. We intend to make all required filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. We have not attempted to comply with state takeover statutes in connection with the offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the offer, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase shares tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for purchase, or pay for, any shares tendered. See "Conditions of the Offer -- Other Conditions of the Offer" below.

     McAfee.com is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person becomes an interested stockholder unless, among other exceptions, the "business combination" is approved by the board of directors of such corporation prior to such time. However, as permitted under the DGCL, McAfee.com has opted out of the applicability of Section 203 of the DGCL in its certificate of incorporation.

FINANCING OF THE OFFER AND THE MERGER

     The securities required to consummate the offer and the merger are available from Network Associates' authorized but unissued shares. Fees and expenses in connection with the offer and the merger are estimated to be approximately $3.0 million, including the SEC filing fee and the fees of the information agent, the exchange agent, financial advisors, the financial printer, counsel, accountants and other professionals. We will obtain all of such funds from Network Associates' available capital resources.

PLANS FOR MCAFEE.COM

     Although we have no current plans to make any significant changes at this time, following the completion of the offer and the merger, we expect to review McAfee.com and its assets, corporate structure, capitalization, operations, property, management, personnel and policies to determine what changes, if any, are desirable or appropriate to better organize, integrate and coordinate its businesses with those of Network Associates. We may in the future also consider transactions such as acquisitions or dispositions of material assets, formation of alliances, joint ventures or other forms of cooperation with third parties or other extraordinary transactions affecting McAfee.com or its operations.

CONDUCT OF NETWORK ASSOCIATES IF THE OFFER IS NOT COMPLETED

     If the offer is not completed, because the minimum condition or another condition is not satisfied or waived, we expect to evaluate whether we should continue to pursue the acquisition of that portion of McAfee.com not owned by us. In particular, we may consider:

     - engaging in open market or privately negotiated purchases of McAfee.com Class A shares, at market prices or privately negotiated prices which may be higher or lower than the offer price, to increase our ownership to at least 90% of McAfee.com's total outstanding common stock and then effecting a short-form merger of McAfee.com into McAfee.com Holdings;

     - proposing a long-form merger agreement with McAfee.com, which would require the approval of McAfee.com's board of directors; or

     - keeping McAfee.com as a separate publicly traded company, in which case you would receive no Network Associates stock for your Class A common stock.

     If we were to pursue any of these alternatives, subject to your ability to make public trades, it may take considerably longer for you to receive consideration, if any, for your McAfee.com shares.

                            CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the offer, and without prejudice to Network Associates' and McAfee.com Holdings' other rights, neither Network Associates nor McAfee.com Holdings will be required to accept for exchange or, subject to any applicable rules of the SEC, exchange any shares of McAfee.com common stock, and Network Associates and McAfee.com Holdings may terminate, extend or amend the offer if, at the expiration date, any of the following offer conditions have not been satisfied or, to the extent permitted, waived. We will not waive the New York Stock Exchange, or "NYSE," listing and registration statement effectiveness conditions.

MINIMUM TENDER CONDITION

     There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of McAfee.com shares which, together with the McAfee.com shares we currently own (which will be converted into Class A common stock of McAfee.com), will constitute at least 90% of the total number of outstanding shares of Class A common stock of McAfee.com as of the date that McAfee.com Holdings accepts the McAfee.com shares for exchange pursuant to the offer. As of March 15, 2002, there were 11,790,998 shares of McAfee.com Class A common stock outstanding and 3,418,824 shares of McAfee.com Class A common stock were issuable pursuant to outstanding employee stock options. Assuming that no additional shares of McAfee.com common stock are issued prior to the expiration of the offer (whether upon exercise of employee stock options or otherwise), we believe that the minimum tender condition would be satisfied if at least an aggregate of 7,011,899 shares of McAfee.com Class A common stock are validly tendered pursuant to the offer and not properly withdrawn.

NYSE LISTING OF NETWORK ASSOCIATES COMMON STOCK

     Our offer is conditioned upon the shares of Network Associates common stock which will be issued to the McAfee.com stockholders in the offer and the merger being approved for listing on the NYSE, subject to official notice of issuance.

REGISTRATION STATEMENT EFFECTIVENESS

     Our offer is conditioned upon the registration statement on Form S-4 of which this prospectus is a part being declared effective under the Securities Act of 1933, as amended, and not being subject to any stop order suspending its effectiveness or any proceedings seeking a stop order.

OTHER CONDITIONS OF THE OFFER

     Our offer is also subject to the conditions that, at the time of the expiration date of the offer, none of the following shall have occurred and be continuing which, in our good faith judgment, regardless of the circumstances, makes it impossible or inadvisable to proceed with the offer or the merger:

          (a) There shall have been (1) any action, proceeding or litigation, pending or threatened, seeking to enjoin, make illegal or otherwise prevent or materially delay consummation of the offer or the merger or otherwise relating in any manner to the offer or the merger instituted before any court or other regulatory or administrative authority, or (2) any order, stay, judgment or decree issued by any court, government, governmental authority or other regulatory or administrative authority and be in effect, or any statute, rule, regulation, governmental order or injunction proposed, enacted, enforced or deemed applicable to the offer, any of which would or might restrain, prohibit or delay consummation of, or alter or otherwise affect, the offer or the merger or materially impair the contemplated benefits of the offer or the merger to Network Associates;

          (b) There shall have occurred (and the adverse effect of such occurrence shall, in the good faith judgment of Network Associates, be continuing) (1) any general suspension of trading in, or limitation on prices for, securities on any national exchange or in the over-the-counter market in the United States, (2) any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor's 500 Index from March 29, 2002,
     (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (4) any limitation (whether or not mandatory) by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (5) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely (or to delay materially) the consummation of the offer or the merger, or (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

          (c) Any tender or exchange offer with respect to some or all of the outstanding Network Associates common stock or the McAfee.com Class A common stock (other than this offer), or a merger, acquisition or other business combination proposal for Network Associates or McAfee.com (other than this offer and the merger), shall have been proposed, announced or made by any person or entity;

          (d) There shall have occurred any event or events that have resulted, in the good faith judgment of Network Associates, an actual or threatened material adverse change in the business, condition (financial or other), income, operations, stock ownership or prospects of Network Associates and its subsidiaries, taken as a whole, or of McAfee.com and its subsidiaries, taken as a whole; and

          (e) There shall have occurred or be in existence any other event, circumstance or condition which, in the good faith judgment of Network Associates, would prevent McAfee.com Holdings or McAfee.com from effecting the merger following the completion of the offer.

     The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions. We may also, in our reasonable discretion, waive these conditions in whole or in part (subject to the limitations on waiver described in the first paragraph of this section). The determination as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the expiration of the offer.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following are the material United States federal income tax consequences of the offer and the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect.

     This discussion only addresses persons who hold their McAfee.com shares as capital assets. It does not address all aspects of federal income taxation that may be relevant to a McAfee.com stockholder in light of that stockholder's particular circumstances or to a McAfee.com stockholder subject to special rules, such as:

     - a stockholder who is not a citizen or resident of the U.S.;

     - a stockholder that is a foreign corporation, foreign estate or foreign trust;

     - a financial institution or insurance company;

     - a tax-exempt organization;

     - a dealer or broker in securities;

     - a stockholder that holds its McAfee.com stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

     - a stockholder who acquired its McAfee.com stock pursuant to the exercise of options or otherwise as compensation.

     In the opinion of Wilson Sonsini Goodrich & Rosati, P.C., the offer and the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion is based on representations made by Network Associates and on the assumption that the offer and the merger will be consummated in the manner described in this prospectus.

     The consequences of treatment of the offer and the merger as a reorganization are that, for U.S. federal income tax purposes:

     - A holder of McAfee.com common stock will not recognize any gain or loss upon that stockholder's exchange of its shares of McAfee.com common stock for shares of Network Associates common stock in the offer or the merger.

     - To the extent that a holder of McAfee.com common stock receives cash instead of a fractional share of Network Associates common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that holder's shares of McAfee.com common stock allocable to that fractional share of Network Associates common stock. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the share of McAfee.com common stock is more than one year as of the expiration date for the offer or the effective time of the merger, as applicable.

     - A holder of McAfee.com common stock will have a tax basis in the Network Associates common stock received in the offer or the merger equal to (1) the tax basis of McAfee.com common stock surrendered by that holder, less
       (2) any tax basis of the McAfee.com common stock surrendered that is allocable to any fractional share of Network Associates common stock for which cash is received.

     - The holding period for shares of Network Associates common stock received in exchange for shares of McAfee.com common stock in the offer or the merger will include the holding period for the shares of McAfee.com common stock surrendered in the merger.

     The exchange agent will be required to withhold 30% of any cash payment in lieu of fractional shares to which a McAfee.com stockholder is entitled pursuant to the offer or the merger, unless such stockholder provides the stockholder's tax identification number (social security number or employer identification number) and certifies that such number is correct, or unless an exemption from backup withholding applies. Each holder of McAfee.com stock will need to complete and sign the form W-9 that will be included in the transmittal letter to avoid backup withholding, unless the holder can establish in a manner satisfactory to the exchange agent that an exemption applies.

     The foregoing discussion is intended to provide only a general summary of the material federal income tax consequences of the offer and the merger, and is not a complete analysis or description of all potential federal income tax consequences of the offer and the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state, or local tax consequences of the offer and the merger. Accordingly, Network Associates urges each McAfee.com stockholder to consult his or her own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences to him or her of the offer and the merger.

            CERTAIN EFFECTS OF THE OFFER; EXCHANGE ACT REGISTRATION

     Following the completion of the offer but before the completion of the merger, the liquidity and market value of the remaining shares of McAfee.com common stock held by the public and the rights of the holders of those shares may be adversely affected.

     The shares of McAfee.com Class A common stock are currently traded on the Nasdaq National Market. Depending on the number of shares of McAfee.com Class A common stock exchanged pursuant to the offer, the shares of McAfee.com Class A common stock may no longer meet the Nasdaq requirements for continued listing on the National Market System. It is possible that the McAfee.com common stock would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the McAfee.com common stock and the availability of such quotations would, however, depend upon the number of holders of the McAfee.com common stock remaining at such time, the interests in maintaining a market in the McAfee.com stock on the part of securities firms, the possible termination of registration of the McAfee.com common stock under the Exchange Act, as described below, and other factors.

     Shares of McAfee.com common stock are "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the offer the shares of McAfee.com common stock may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the shares of McAfee.com common stock would not be eligible to be used as collateral for margin loans made by brokers.

     McAfee.com common stock is currently registered under the Exchange Act. McAfee.com may terminate that registration upon application to the SEC if the outstanding shares of McAfee.com common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of McAfee.com common stock. Network Associates currently intends to seek to cause McAfee.com to terminate the registration of McAfee.com's Class A common stock under the Exchange Act as soon after the consummation of the offer or merger as the requirements for termination of registration are met.

     Termination of registration of McAfee.com common stock under the Exchange Act would reduce the information McAfee.com must furnish its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares. Furthermore, the ability of "affiliates" of McAfee.com and persons holding "restricted securities" of McAfee.com to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of McAfee.com common stock under the Exchange Act were terminated, the shares of McAfee.com common stock would no longer be eligible for Nasdaq National Market reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

     After the completion of the merger, shares of McAfee.com Class A common stock will no longer be publicly traded or listed on any stock exchange. In addition, the registration of the McAfee.com shares and the related reporting obligations under the Exchange Act will be terminated upon application to the SEC.

                               FEES AND EXPENSES

     We have retained JPMorgan to provide certain financial advisory services in connection with the offer and the merger. JPMorgan will receive customary compensation for such services and will be reimbursed for reasonable out-of-pocket expenses incurred in performing its services, including reasonable fees and expenses for legal counsel. We have agreed to indemnify JPMorgan and related persons and entities against liabilities in connection with its services, including liabilities under the federal securities laws.

     We have retained D.F. King & Co., Inc. to act as information agent in connection with the offer. The information agent may contact McAfee.com stockholders by mail, telephone, fax, electronic mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward the offer materials to beneficial owners of shares of McAfee.com common stock. D.F. King will be paid reasonable and customary fees for such services, plus reimbursement of reasonable out-of-pocket expenses, and we will indemnify D.F. King against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

     In addition, we have retained EquiServe Trust Company, N.A. as exchange agent. We will pay EquiServe Trust Company reasonable and customary compensation for its services in connection with the offer and the merger, will reimburse it for its reasonable out-of-pocket expenses and will indemnify it against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

                              ACCOUNTING TREATMENT

     Network Associates' acquisition of the McAfee.com minority interest through the offer and merger will be accounted for using the purchase method of accounting, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." Accordingly, the purchase price will be allocated to the minority interest portion of the estimated fair value of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill, which will not be amortized.

     The acquisition of the McAfee.com Class A common stock would not be considered material to Network Associates and, accordingly, we are not required to include pro forma financial information in this prospectus, except as provided in "Comparative Per Share Data" on page 15.

     The assumption of options to purchase Class A common stock of McAfee.com by Network Associates in the merger will be accounted for under the guidance in Emerging Issues Task Force Issue Number 00-23 "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44," Issue Number 1. Accordingly, we will record stock-based compensation based on the intrinsic value of the Network Associates options issued. This compensation will be recorded as an expense over the remaining vesting period of the options, using the accelerated method of amortization under FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." To the extent that the options issued are fully vested, we will record compensation expense immediately.

             RELATIONSHIP BETWEEN McAFEE.COM AND NETWORK ASSOCIATES

     Network Associates owns 100% of the outstanding shares of McAfee.com Class B common stock, which currently represents approximately 90% of McAfee.com's total voting power. Each share of Class B common stock is convertible, at Network Associates' option at any time, into one share of McAfee.com Class A common stock. By virtue of its ownership of Class B common stock, Network Associates currently owns approximately 75% of McAfee.com's total outstanding common stock.

RELATIONSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF McAFEE.COM WITH NETWORK ASSOCIATES

     Mr. George Samenuk, chairman of McAfee.com's board of directors, also serves as chairman of Network Associates' board of directors and chief executive officer of Network Associates. As of March 15, 2002, Mr. Samenuk owned no shares or options to acquire shares of McAfee.com common stock. As of that date, he owned 403,000 shares of Network Associates common stock and options exercisable within 60 days to acquire 947,000 shares of Network Associates common stock.

     Mr. Stephen Richards, a director of McAfee.com, also serves as chief operating officer and chief financial officer of Network Associates. As of March 15, 2002, Mr. Richards owned no shares or options to acquire shares of McAfee.com common stock. As of that date, he owned 25,000 shares of Network Associates common stock and options exercisable within 60 days to acquire 600,000 shares of Network Associates common stock.

     In addition, as of March 15, 2002, the following directors and executive officers of Network Associates (other than Srivats Sampath) beneficially own shares of McAfee.com common stock: Gene Hodges, our president, holds options to acquire 2,500 shares of McAfee.com common stock. See "Stock Ownership of Management and Certain Beneficial Owners -- Network Associates."

     Mr. Srivats Sampath, a McAfee.com director and chief executive officer of McAfee.com, was employed by Network Associates prior to joining McAfee.com in December 1998. As of March 15, 2002, Mr. Sampath held options to acquire 150,000 shares of Network Associates common stock. By virtue of his being the chief executive officer of a material Network Associates subsidiary, Network Associates has determined Mr. Sampath to be an executive officer of Network Associates. As of March 15, 2002, Mr. Sampath owned 9,394 shares of McAfee.com common stock and options exercisable within 60 days to acquire 633,333 shares of McAfee.com common stock. As of that date, he also owned options to acquire an additional 316,667 shares of McAfee.com common stock. See "Stock Ownership of Management and Certain Beneficial Owners -- McAfee.com."

     Mr. Evan Collins, McAfee.com's chief financial officer, was employed by Network Associates prior to joining McAfee.com in 1999. As of March 15, 2002, Mr. Collins has options to acquire 7,393 shares of Network Associates common stock. As of March 15, 2002, Mr. Collins owned no shares of McAfee.com common stock and options exercisable within 60 days to acquire 29,374 shares of McAfee.com common stock. As of that date, he also owned options to acquire an additional 150,000 shares of McAfee.com common stock. See "Stock Ownership of Management and Certain Beneficial Owners -- McAfee.com."

     Mr. Sampath and Mr. Collins have each entered into a change of control agreement related to their McAfee.com employment. If prior to or within 12 months of a change of control of McAfee.com, which includes Network Associates' acquisition of all or substantially all outstanding McAfee.com common stock, the executive is terminated other than for "cause" or the executive voluntarily terminates his employment for "good reason" (each as defined in the change of control agreement), then, among other things, the executive is entitled to the following benefits:

     - salary and a pro-rated portion of the executive's target bonus for the year through the date of termination;

     - 12 months of total earnings (salary and targeted bonus);

     - all McAfee.com options granted to the executive become fully vested and exercisable; and

     - continued health care benefits for up to one year from termination.

     Mr. Samenuk, together with McAfee.com's two independent directors, comprise the compensation committee of the McAfee.com board. Compensation for Messrs. Sampath and Collins is ultimately determined by this committee.

     Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of McAfee.com, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of McAfee.com, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with McAfee.com or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with McAfee.com or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer. Except for the shares of McAfee.com common stock that we or our affiliates own as disclosed in this prospectus, neither we nor any of our affiliates beneficially own any McAfee.com shares or have effected any transaction in the shares within the past 60 days.

INTERCOMPANY ARRANGEMENTS

     McAfee.com's relationship with Network Associates is governed, in part, by agreements entered into in connection with the initial public offering of McAfee.com in December 1999 and reseller agreements between Network Associates and McAfee.com entered into in March 2001. Because the following description is only a summary, it is not necessarily complete and is qualified in its entirety by reference to the relevant agreements. Copies of the forms of agreements were filed with the SEC as exhibits to McAfee.com's registration statement on Form S-1 filed in connection with its initial public offering or have been filed by Network Associates and/or McAfee.com as part of their ongoing public filings, and are available for inspection at the SEC. See "Where You Can Find More Information."

  TRANSACTIONS BETWEEN NETWORK ASSOCIATES AND McAFEE.COM

     Network Associates has entered into certain agreements with McAfee.com for the purpose of defining the companies' ongoing relationship. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties.

     Corporate Management Services Agreement. On January 1, 1999, Network Associates entered into a Corporate Management Services Agreement with McAfee.com under which Network Associates provides McAfee.com services relating to tax, accounting, insurance, employee benefits administration, corporate record keeping, payroll, information technology infrastructure, and facilities management. In addition, McAfee.com may request that Network Associates provide certain additional services from time to time in the future, with the fee for such additional services subject to negotiation between the parties. From January 1, 1999 to December 31, 2000, the monthly fee that Network Associates received for services under the agreement was a portion of the costs Network Associates incurred (based on headcount) plus a 10% mark-up. During the year ended December 31, 2000, Network Associates charged McAfee.com $5.8 million under this agreement. In January 2001, Network Associates entered into an amended corporate management services agreement with McAfee.com whereby McAfee.com will pay $400,000 per calendar quarter for services related to tax, accounting, insurance, employee benefits and administration, corporate record keeping, payroll, information technology infrastructure, and facilities management. Under the amended agreement, McAfee.com will pay to Network Associates 110% of the direct rent paid by Network Associates for the use of facilities made available to McAfee.com. During the year ended December 31, 2001, Network Associates charged McAfee.com $1.6 million under the amended agreement.

     The Corporate Management Services Agreement may be terminated either by Network Associates when it ceases to own a majority of McAfee.com's outstanding voting stock or by McAfee.com upon 30 days notice to Network Associates.

     Cross License Agreement. Network Associates, through one of its wholly owned subsidiaries, entered into a technology cross license agreement with McAfee.com. Under this agreement, Network Associates granted McAfee.com worldwide non-exclusive patent licenses and exclusive copyright licenses for the sale or licensing of software products or software services to certain OEMs and end users solely via the Internet. Eligible end users include only single-node, individual consumers. In consideration for the license and rights granted under this license, McAfee.com is required to pay Network Associates a 7% royalty on revenues from related product and subscription sales. Also under this agreement, McAfee.com granted Network Associates non-exclusive patent licenses and exclusive copyright licenses for the sale of products to enterprise customers through any method of distribution including the Internet and to end users through any method excluding the Internet. In consideration for the rights granted under this license, Network Associates is required to pay McAfee.com a royalty of $250,000 per quarter. Under this cross license agreement, Network Associates will provide end user support to McAfee.com customers. Charges for such support are equal to a portion of the costs to Network Associates plus a 10% markup. During the years ended December 31, 2000 and 2001, Network Associates charged McAfee.com $2.2 million and $2.4 million for royalties and support services, respectively.

     Reseller Agreements. In March 2001, Network Associates entered into reseller agreements with McAfee.com. Under these agreements, McAfee.com may resell Network Associates products to business customers and, in certain countries, Network Associates may sell McAfee.com products to OEMs and end-users directly or through ASPs. During the year ended December 31, 2001, Network Associates charged McAfee.com approximately $1.7 million under the reseller agreements.

     Japanese Distribution Agreement. On April 28, 2000, Network Associates Co., Ltd ("NAC"), at that time a majority owned, and as of June 27, 2001, a wholly-owned Japanese subsidiary of Network Associates, entered into a Master OEM Distributor Agreement, effective as of January 1, 2000, with McAfee.com. Under the terms of the agreement, NAC will be the exclusive distributor of certain of McAfee.com's products in the Japanese PC OEM channel, subject to certain terms and conditions set forth in the agreement, for an initial term of three years. McAfee.com will receive a license fee and will in turn pay NAC 10% of net sales revenue McAfee.com initially receives from PC OEM customers that subsequently purchase a subscription to McAfee Clinic. During the years ended December 31, 2000 and 2001, NAC paid license revenue to McAfee.com of $861,000 and $1.8 million respectively.

     In June 2001, McAfee.com and Sourcenext Corporation entered into a Japanese distribution agreement. At that time, notwithstanding the technology cross license agreement and the reseller agreements between Network Associates and McAfee.com, Network Associates agreed Sourcenext was authorized to distribute to both OEM and retail customers in Japan, Japanese language versions of certain of Network Associates and McAfee.com consumer products. Other than sales to specified OEMs, during the term of the Sourcenext distribution agreement, Network Associates and our Japanese subsidiary, NAC, have agreed not to distribute the covered products in Japan to retail customers and OEMs.

     Tax Sharing Agreement. Network Associates has entered into a tax-sharing agreement with McAfee.com under which McAfee.com calculates its income taxes on a separate return basis. McAfee.com will be included in Network Associates' consolidated group for federal income tax purposes as long as it is eligible to do so. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax-sharing agreement allocates tax liabilities between McAfee.com and Network Associates, during the period in which McAfee.com is included in Network Associates consolidated group, Network Associates could be liable in the event that any federal tax liability is incurred, but not discharged, by McAfee.com or any other members of Network Associates' consolidated group.

     Under the tax sharing agreement, McAfee.com and each other member has agreed to indemnify Network Associates if it is required to pay any tax liability amount in excess of its own hypothetical separate income tax liability, provided Network Associates is not in default of Network Associates' obligation to pay its own hypothetical separate income tax liability.

     The tax sharing agreement will terminate if McAfee.com is no longer eligible to join Network Associates in the filing of a consolidated federal income tax return. In the event of such termination, any net operating losses or other carryforward amounts would not be available to McAfee.com upon departure from the group. Under the tax sharing agreement, McAfee.com will not be reimbursed for any such loss of tax benefits.

     Joint Cooperation Agreement. Network Associates has entered into a Joint Cooperation and Master Services Agreement with McAfee.com which governs the provision of technology services among the parties. Under this agreement, the Network Associates anti-virus emergency response team (AVERT) will provide McAfee.com with research and solutions for virus events. The agreement also contains standard terms and conditions governing the provision of technology services from one party to the other under statements of work that may be negotiated from time to time. Currently, McAfee.com has entered into one such statement of work under which McAfee.com provides Network Associates infrastructure and technical support services for the Network Associates web site. Network Associates pays McAfee.com a fee for these services in an amount equal to 10% of McAfee.com's total quarterly technology costs plus a 10% service charge. McAfee.com is obligated to provide these services until December 31, 2000 under this statement of work. During the years ended December 31, 2000 and 2001, Network Associates was charged approximately $200,000 and $0, respectively.

     Indemnification and Voting Agreement. Network Associates has entered into an Indemnification and Voting Agreement with McAfee.com which became effective on December 2, 1999. Except under certain specified circumstances, Network Associates will indemnify McAfee.com for all losses related to any third party claims relating to events or circumstances arising out of Network Associates actions or inactions, including those of Network Associates subsidiaries and officers and directors, on or prior to December 2, 1999. Additionally, for so long as Network Associates owns at least 20% of McAfee.com's outstanding voting power, Network Associates will vote its shares of McAfee.com's common stock in favor of the election of two independent McAfee.com directors.

     Registration Rights Agreement. Network Associates has entered into a registration rights agreement with McAfee.com that entitles Network Associates to include the shares of common stock Network Associates owns in McAfee.com in any future registration of common stock McAfee.com makes, other than any registration statement relating to an acquisition or a stock option plan. In addition, Network Associates or certain of its transferees can request that McAfee.com file a registration statement so Network Associates can publicly sell its McAfee.com shares. McAfee.com has agreed pursuant to the terms of this registration rights agreement to pay all costs and expenses, other than underwriting discounts and commissions, related to shares to be sold by Network Associates or certain of its transferees in connection with any such registration.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

NETWORK ASSOCIATES

     The following table shows the number of shares of Network Associates common stock owned by (i) Network Associates' chief executive officer, each of the five other most highly compensated executive officers during fiscal 2001, (ii) each of Network Associates' directors and nominees, as of March 15, 2002, and (iii) each stockholder known by Network Associates as of March 15, 2002 to be the beneficial owner of more than 5% of Network Associates common stock.

     Included in Network Associates' executive officers is Srivats Sampath, currently the chief executive officer of McAfee.com, a majority-owned, publicly traded subsidiary of Network Associates. As of March 15, 2002, McAfee.com had 47,790,998 outstanding shares of its common stock, consisting of 11,790,998 shares of Class A common stock and 36,000,000 shares of Class B common stock. As of March 15, 2002, Network Associates owned all shares of the McAfee.com Class B common stock, entitled to three votes per share, and representing approximately 75.3% of McAfee.com's outstanding common stock and 90.2% of its total voting power.

                                                            NUMBER OF                  PERCENT OF
                                                              SHARES      RIGHT TO     OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNERS                        OWNED(1)    ACQUIRE(2)     SHARES(3)
-------------------------------------                       ----------   -----------   -----------
George Samenuk(4).........................................     403,000      947,000          *
Robert Dutkowsky..........................................          50       12,500          *
Robert Pangia.............................................          --       12,500          *
Leslie Denend.............................................       6,300      343,112          *
Virginia Gemmell..........................................         250      106,875          *
Edwin Harper..............................................       1,305       70,313          *
Stephen Richards(5).......................................      25,000      600,000          *
Gene Hodges(6)............................................          --       98,485          *
Arthur Matin(7)...........................................     100,000      500,000          *
Zachary Nelson(8).........................................          --      684,333          *
Srivats Sampath(9)........................................          --      140,625          *
FMR Corp.(10).............................................  13,501,469           --        9.3%
  82 Devonshire St., Boston MA 02109
Putnam Investments, LLC(11)...............................   6,957,891           --        5.0%
  One Post Office Square, Boston MA 02109
Executive officers and directors as a group (11
  persons)................................................     535,905    3,515,743        2.7%

---------------

  *  Less than 1%.

 (1) Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To Network Associates' knowledge, each person has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. Generally, however, shares owned directly, plus those controlled (e.g., owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises.

 (2) Consists of options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

 (3) Total shares owned (column 1) plus option shares (column 2) divided by 145,934,353 shares outstanding as of March 15, 2002.

 (4) Mr. Samenuk holds 200,000 shares of stock acquired upon the exercise of options that are subject to Network Associates' repurchase right. The repurchase right for these shares lapses on January 3, 2003, the second year anniversary date of Mr. Samenuk's employment commencement. Mr. Samenuk holds 47,000 options that are immediately exercisable. If Mr. Samenuk exercises these options Network Associates' repurchase right for these shares will lapse in full on January 15, 2005. 1.2 million options were issued to Mr. Samenuk on January 3, 2001 and are immediately exercisable. 25% of these shares vested on January 3, 2002, the first year anniversary of Mr. Samenuk's employment commencement, and the remaining shares vest at a rate of 1/48 per month for the remaining 36 months of the vesting period. If Mr. Samenuk exercises these stock options with respect to the unvested shares, Network Associates has repurchase rights with respect to those unvested shares.

 (5) Mr. Richards holds 600,000 options that are immediately exercisable. 25% of the shares vest on April 4, 2002, the first year anniversary of Mr. Richards' employment commencement, and the remaining shares vest at a rate of 1/48 per month for the remaining 36 months of the vesting period. If Mr. Richards exercises these stock options with respect to the unvested shares, Network Associates has repurchase rights with respect to those unvested shares.

 (6) Mr. Hodges holds options to acquire 2,500 shares of McAfee.com Class A common stock. These shares represent less than 1% of the outstanding capital stock of McAfee.com.

 (7) Mr. Matin holds 500,000 options that are immediately exercisable. 25% of these shares vest on October 30, 2002, the first year anniversary of Mr. Matin's employment commencement, and the remaining shares vest at a rate of 1/48 per month for the remaining 36 months of the vesting period. If Mr. Matin exercises the stock options with respect to the unvested shares, Network Associates has repurchase rights with respect to those unvested shares.

 (8) Since October 1, 2001, Mr. Nelson has served as a special advisor to Network Associates and is not currently an officer of Network Associates. Prior to October 1, 2001 Mr. Nelson served as Network Associates' chief strategy officer.

 (9) Mr. Sampath owns 9,394 shares of McAfee.com Class A common stock and has options to acquire 950,000 shares of McAfee.com Class A common stock, 633,333 shares of which are exercisable within 60 days of March 15, 2002. These shares represent 5.5% of the outstanding Class A common stock of McAfee.com.

(10) According to amended Schedule 13G filed on February 14, 2002. FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and certain subsidiaries of FMR Corp. may be deemed to be members of a "group" as such term is defined in the rules promulgated by the SEC. FMR Corp. is the beneficial holder of Network Associates common stock as a result of the investment-related activities of certain subsidiaries of FMR Corp., members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B Shares of common stock of FMR Corp., representing approximately 49% of its voting power. Mr. Johnson 3d, the chairman of FMR Corp., owns 12.0% of the aggregate outstanding voting stock of FMR Corp. and Ms. Johnson, a director of FMR Corp., owns 24.5% of the aggregate outstanding voting stock of FMR Corp. The number of shares of Network Associates common stock owned by the group at December 31, 2001 included 811,229 shares of common stock resulting from the assumed conversion of $14,659,000 principal amount of Network Associates 5.25% convertible subordinated notes due 2006.

(11) According to Schedule 13G filed February 5, 2002 by Putnam Investments, LLC on behalf of itself, Marsh & McLennan Companies, Inc. (its parent holding company), Putnam Investment Management, LLC (a wholly-owned subsidiary of Putnam Investments, LLC and investment adviser to the Putnam family of mutual funds) and The Putnam Advisory Company, LLC (a wholly-owned subsidiary of Putnam Investments, LLC and investment adviser to Putnam's institutional clients). Both Putnam Investment Management, LLC and The Putnam Advisory Company, LLC have dispositive power over the shares as investment managers. However, each of the mutual fund's trustees has voting power over the shares held by each fund, and The Putnam Advisory, LLC has shared voting power over the shares held by institutional clients. Putnam Investments, LLC and The Putnam Advisory Company, LLC have shared voting power with respect to approximately 681,537 of such shares. Putnam Investments, LLC has shared dispositive power with respect to approximately 6,957,898 shares, The Putnam Advisory Company, LLC has shared dispositive power with respect to 1,373,108 shares and Putnam Investments, LLC has shared dispositive power with respect to approximately 5,584,790 shares.

MCAFEE.COM

     As of March 15, 2002, McAfee.com had 47,790,998 outstanding shares of its common stock, consisting of 11,790,998 shares of Class A common stock and 36,000,000 shares of Class B common stock. The following table shows the number of shares of McAfee.com common stock owned by (i) McAfee.com's chief executive officer and chief financial officer, being its named executive officers, (ii) each of McAfee.com's directors, and (iii) each stockholder known as of March 15, 2002 to be the beneficial owner of more than 5% of either class of common stock of McAfee.com.

                                                                          PERCENT OF
                                               NUMBER OF                 OUTSTANDING    PERCENT OF
                                                 SHARES      RIGHT TO     SHARES OF     OUTSTANDING
NAME OF BENEFICIAL OWNERS                       OWNED(1)    ACQUIRE(2)   COMMON STOCK    CLASS(3)
-------------------------                      ----------   ----------   ------------   -----------
Network Associates(4)........................  36,000,000         --         75.3%          100%
  3965 Freedom Circle
  Santa Clara, CA 95054
Srivats Sampath(5)...........................       9,394    633,333          1.3%          5.5%
Evan Collins(6)..............................           0     29,374            *             *
George Samenuk(7)............................  36,000,000         --         75.3%          100%
Frank Gill(8)................................           0     27,395            *             *
Stephen Richards.............................          --         --           --            --
Richard Schell(9)............................           0     32,395            *             *
Executive officers and directors as a group
  (6 persons)................................  36,009,394    722,497         75.7%

---------------

 *  Less than 1% of outstanding shares

(1) Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. The ownership is shown as a percentage of the relevant class of common stock. To McAfee.com's knowledge, each person, has sole voting and investment power over the shares unless otherwise noted or in a Schedule 13G referred to below. The SEC rules for the determination of beneficial ownership are very complex. However, generally shares owned directly, plus those controlled (for example, owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises.

(2) Includes shares that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(3) Represents percent of outstanding Class A common stock or Class B common stock, as applicable.

(4) Network Associates owns all the outstanding shares of McAfee.com Class B common stock. Each share of Class B Common stock entitles Network Associates to three (3) votes per share.

(5) Mr. Sampath has options to purchase 950,000 shares of McAfee.com Class A common stock, 633,333 shares of which will be vested or exercisable as of May 15, 2002. Mr. Sampath is also deemed the beneficial owner of 140,625 shares of common stock of Network Associates that may be acquired by Mr. Sampath pursuant to options exercisable as of May 15, 2002. These shares represent less than 1% of the voting power of the outstanding capital stock of Network Associates.

(6) Mr. Collins, the chief financial officer of McAfee.com, has options to purchase 150,000 shares of McAfee.com Class A common stock, 29,374 of which will be vested or exercisable as of May 15, 2002. Mr. Collins is also deemed the beneficial owner of 4,111 shares of common stock of Network Associates that may be acquired by Mr. Collins pursuant to options exercisable as of May 15, 2002. These shares represent less than 1% of the voting power of the outstanding capital stock of Network Associates.

(7) Includes the 36,000,000 shares of Class B common stock owned by Network Associates. Mr. Samenuk is president and chief executive officer of Network Associates.

(8) Mr. Gill, a director of McAfee.com, has options to purchase 70,000 shares of McAfee.com Class A common stock, 27,395 of which will be vested or exercisable as of May 15, 2002.

(9) Mr. Schell, a director of McAfee.com, has options to purchase 75,000 shares of McAfee.com Class A common stock, 32,395 of which will be vested or exercisable as of May 15, 2002.

       COMPARISON OF NETWORK ASSOCIATES -- MCAFEE.COM STOCKHOLDER RIGHTS

     Because McAfee.com and Network Associates are both organized under the laws of the State of Delaware, the differences in the rights of a McAfee.com stockholder and the rights of a Network Associates stockholder arise solely from differences in the organizational documents of McAfee.com and Network Associates, rather than from differences of law. The following summary highlights material differences between the current rights of holders of Network Associates common stock and holders of McAfee.com Class A common stock. This summary does not purport to be a complete discussion of the certificates of incorporation and by-laws of McAfee.com and Network Associates and is qualified in its entirety by reference to these documents. Copies of each company's certificate of incorporation and by-laws have been filed with the SEC and will be sent to holders of McAfee.com common stock upon request. See "Where You Can Find More Information" on page ix.

     Network Associates owns approximately 90% of the total voting power of McAfee.com. Subject to its obligation to elect two independent McAfee.com directors, Network Associates may elect the entire McAfee.com board of directors. See "Relationship Between McAfee.com and Network Associates -- Intercompany Arrangements."

                     MCAFEE.COM                                           NETWORK ASSOCIATES
-----------------------------------------------------    -----------------------------------------------------
                                              BOARD OF DIRECTORS
                                                SIZE OF BOARD
The by-laws of McAfee.com provide that the number of     The by-laws of Network Associates provide that the
directors shall be five, until further changed by        number of directors shall be eight. The number of
action of the stockholders or directors.                 directors may be changed from time to time by an
                                                         amendment to the by-laws.
                                            STOCKHOLDERS MEETINGS
                                    STOCKHOLDER ACTION BY WRITTEN CONSENT
The by-laws of McAfee.com provide that any action        Action by written consent of the stockholders is not
required or permitted to be taken at any annual or       permitted under the bylaws and certificate of
special meeting of the stockholders may be taken         incorporation of Network Associates.
without a meeting, without prior notice and without a
vote, if a consent in writing setting forth the
action so taken shall be signed by the holders of
outstanding stock having not less than the minimum
number of votes that would be necessary to authorize
or take such action at a meeting at which all shares
entitled to vote thereon were present and voted.
                                           NOMINATION OF DIRECTORS
The by-laws of McAfee.com provide that nominations of    The by-laws of Network Associates provide that
persons for election to the board of directors may be    nominations of persons for election to the board of
made at a meeting of the stockholders by any             directors may be made by the board of directors or by
stockholder entitled to vote in the election of          any stockholder entitled to vote on the election of
directors at the meeting or by the board of              directors. However, the by-laws require that for a
directors.                                               director nomination by a stockholder to be considered
                                                         timely, such stockholder's nomination must be
                                                         delivered in writing to the secretary of Network
                                                         Associates at the principal offices of Network
                                                         Associates no less than 120 days prior to the day and
                                                         month of the prior year's proxy statement for that
                                                         upcoming annual meeting.

                     MCAFEE.COM                                           NETWORK ASSOCIATES
-----------------------------------------------------    -----------------------------------------------------
                                    AMENDMENTS TO ORGANIZATIONAL DOCUMENTS
                                         CERTIFICATE OF INCORPORATION
The certificate of incorporation of McAfee.com           The certificate of incorporation of Network
provides that the corporation reserves the right to      Associates provides that any provision of the
amend, alter, change or repeal any provision             certificate of incorporation, other than those
contained in the certificate of incorporation, in the    provisions specified below, may be amended or
manner prescribed by applicable law, and all rights      repealed only upon the affirmative vote of not less
conferred upon stockholders by the certificate of        than 66 2/3% of the voting power of all the then
incorporation are granted subject to that                outstanding shares of capital stock entitled to vote
reservation.                                             thereon. The certificate of incorporation provides
                                                         that amendments relating to the corporate name, the
                                                         purpose of the corporation, or the number and
                                                         composition of the authorized shares of capital stock
                                                         of the corporation, can be made upon the affirmative
                                                         vote of not less than a majority of the voting power
                                                         of all the then outstanding shares of capital stock
                                                         entitled to vote thereon.
                                                   BY-LAWS
The by-laws of McAfee.com provide that such by-laws      The certificate of incorporation of Network
may be repealed, altered or amended, or new by-laws      Associates provides that any by-laws may be amended,
adopted, by a majority of the stockholders. The          altered or repealed by a majority of the board of
certificate of incorporation and by-laws of              directors. The certificate of incorporation also
McAfee.com provide that the board of directors shall     provides that upon the affirmative vote of not less
also have the authority to repeal, alter or amend the    than 66 2/3% of the voting power of all the then
by-laws.                                                 outstanding shares of capital stock entitled to vote
                                                         thereon, the stockholders of Network Associates may
                                                         also amend, adopt or repeal the by-laws.
                                                CAPITALIZATION
                                               AUTHORIZED STOCK
The certificate of incorporation of McAfee.com           The aggregate number of shares of capital stock which
authorizes the issuance of an aggregate number of        Network Associates has authority to issue is
shares of capital stock of 170,000,000 shares:           305,000,000 shares: 300,000,000 shares of common
100,000,000 shares of Class A common stock,              stock, par value $.01 per share, and 5,000,000 shares
65,000,000 shares of Class B common stock, and           of preferred stock, par value $0.01 per share. Of the
5,000,000 shares of preferred stock, in each case        authorized preferred stock, 1 share has been
having par value of $0.001 per share. On all matters     designated as Series A Preferred Stock and such share
on which the holders of common stock are entitled to     is not outstanding. In addition, 1,000,000 shares
vote, each holder of Class A common stock shall be       have been designated as Series B Participating
entitled to one (1) vote per share, and each holder      Preferred Stock, in connection with the adoption by
of Class B common stock shall be entitled to three       our board of a shareholders rights plan in October
(3) votes per share. Each holder of Class B common       1998. No shares of Class B Preferred Stock are
stock may, at the sole discretion and option of such     currently outstanding. At March 15, 2002, 145,934,353
holder, convert any number of shares of Class B          shares of Network Associates common stock were
common stock into shares of Class A common stock at      outstanding.
the rate of one for one. Class B common stock
automatically converts into Class A common stock, on     Network Associates common stock is listed on the New
a one for one basis, upon any sale, conveyance,          York Stock Exchange. There is no public market for
assignment or other transfer of such shares, whether     shares of the Network Associates Series B
or not for value, or attempt thereof, by Network         Participating Preferred Stock.
Associates other than a

                     MCAFEE.COM                                           NETWORK ASSOCIATES
-----------------------------------------------------    -----------------------------------------------------
transfer to a person or entity controlling,
controlled by or under common control with Network
Associates (such as McAfee.com Holdings Corporation).
In the event that McAfee.com declares and pays stock
dividends or other distributions consisting of voting
securities, the certificate of incorporation requires
that McAfee.com declare and pay such dividends in two
separate classes of such voting stock, identical in
all respects, except that the voting rights of each
such security paid to the holders of Class A common
stock shall be one-third of the voting rights of each
such security paid to the holders of Class B common
stock.
Other than the voting, conversion and dividend rights
set forth above, the shares of Class A common stock
and Class B common stock are identical in all
respects. At March 15, 2002, 36,000,000 shares of
Class B common stock and 11,790,998 shares of Class A
common stock were outstanding. McAfee.com Class A
common stock is traded on the Nasdaq National Market.
There is no public market for shares of McAfee.com
Class B common stock, and no shares of McAfee.com
preferred stock are currently outstanding.

                                 LEGAL MATTERS

     The validity of the Network Associates common stock to be delivered to McAfee.com stockholders in connection with the offer and the merger will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to Network Associates.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to Networks Associates, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements incorporated in this prospectus by reference to McAfee.com Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                                                      SCHEDULE I

                       CERTAIN INFORMATION CONCERNING THE
             DIRECTORS AND EXECUTIVE OFFICERS OF NETWORK ASSOCIATES

     The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Network Associates. Unless otherwise indicated, positions held shown in the following table are positions with Network Associates. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as otherwise noted, the current business address for each person listed below is c/o Network Associates, 3965 Freedom Circle, Santa Clara, CA 95054.

NAME                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
                                    FIVE-YEAR EMPLOYMENT HISTORY AND ADDRESS
-------------------------------------------------------
      -------------------------------------------------------------------------

Leslie Denend.................   Director since June 1995. From December 1997 to
                                 April 1998, Mr. Denend was president of the company. From June 1993 to December 1997, Mr.
                                 Denend was chief executive officer and
                                 president of Network General Corporation. From
                                 February 1993 to June 1993, Mr. Denend was senior vice president of Network General
                                 Corporation. Mr. Denend serves as a director of Exponent, Inc, Rational Software Corp. and
                                 United Services Automobile Association (USAA).

George Samenuk................   Chairman of the Board since April 2001. Mr.
                                 Samenuk has also been chief executive officer and a director since the January 2001. From
                                 January 2000 to January 2001, Mr. Samenuk served as president and chief executive officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr.
                                 Samenuk served as general manager, Americas at IBM Corporation. From August 1996 to April
                                 1999, Mr. Samenuk was general manager,
                                 ASEAN/South Asia at IBM Corporation. Mr.
                                 Samenuk has been a director of McAfee.com
                                 Corporation since January 2001, and has served as the chairman of its board since March 2001.

Robert Dutkowsky..............   Director of since April 2001. Since January
                                 2002, Mr. Dutkowsky has served as president and chief executive officer of J.D. Edwards &
                                 Company and in March 2002, Mr. Dutkowsky was named chairman of its board of directors. From
                                 October 2001 to January 2002, Mr. Dutkowsky served as president of the assembly test division of Teradyne, Inc. From April 2000 to
                                 October 2001, Mr. Dutkowsky served as president and chief executive officer of GenRad Inc., which was acquired by Teradyne, Inc. in October
                                 2001. From September 1999 to April 2000, Mr.
                                 Dutkowsky served as executive vice president, Markets and Channels of EMC Corporation. From
                                 September 1997 to September 1999, Mr. Dutkowsky served as president of Data General, a division of EMC. Prior to joining EMC, Mr. Dutkowsky spent 20 years with IBM Corporation, in a series of sales, marketing and senior management roles.

Robert Pangia.................   Director since April 2001. Since 1996, Mr.
                                 Pangia has been self-employed as a consultant.
                                 From April 1987 to December 1996, Mr. Pangia held a number of senior level management positions at PaineWebber Incorporated, including director of Investment Banking. Mr.
                                 Pangia currently serves on the board of
                                 directors of ICOS Corporation and IDEC
                                 Pharmaceuticals Corporation.

Stephen Richards..............   Executive vice president and chief financial
                                 officer since April 2001 and chief operating officer since November 2001. In April 2001, Mr.
                                 Richards was named a director of McAfee.com
                                 Corporation. From April 1996 to August 2000,
                                 Mr. Richards served in several senior level executive positions with E*Trade Group, Inc., including chief financial officer. From October
                                 1984 to March 1996, Mr. Richards served as managing director and chief financial officer of the Correspondent Clearing Division of Bear
                                 Stearns. He has also held management positions with A.G. Becker Paribas, Jefferies Group, Inc.
                                 and Coopers & Lybrand LLP. Mr. Richards is a director of TradeStation Group.

Virginia Gemmell..............   Director since September 1996. Ms. Gemmell
                                 founded Glidepath, Inc., a consulting firm, and has served as its president since August 1995.
                                 From May 1986 to August 1995, Ms. Gemmell was a managing partner of Synectics, Inc., a consulting firm.

Edwin Harper..................   Director since January 1993. From September
                                 1999 to June 2001, Mr. Harper was chief
                                 executive officer and president of
                                 Manufacturing Technology Incorporated, a slicing saw manufacturer. From June 1996 to December 1998, Mr. Harper was president and chief executive officer of SyQuest Technology, Inc., a manufacturer of computer peripherals.
                                 From June 1993 to April 1996, Mr. Harper was president and chief executive officer of ComByte, Inc., a privately held PC peripherals company. Mr. Harper currently serves as a director of Avocent Corporation. In November
                                 1998, SyQuest filed a petition under Chapter 11 of the United States Bankruptcy Code.

Gene Hodges...................   President since November 2001. Mr. Hodges
                                 served as president of the McAfee product group from January 2000 to November 2001, and from August 1998 to January 2000, he served as vice president of security marketing. Mr. Hodges joined Network Associates in 1995 and has served in numerous other management positions with the company. Prior to joining Network
                                 Associates, Mr. Hodges was vice president of marketing for a wireless data startup and managed a business unit for Digital Equipment
                                 Corporation.

Arthur Matin..................   President of Network Associates' McAfee product
                                 group. Mr. Martin joined the company in October
                                 2001. From May 2000 to October 2001, Mr. Matin was senior vice president of worldwide sales and marketing at CrossWorlds Software Inc. From
                                 January 2000 to May 2000, Mr. Matin served as senior vice president of worldwide sales for CrossWorlds. From January 1999 to January 2000,
                                 Mr. Matin served as vice president of the industrial sector at IBM. From 1980 to 1999, Mr. Matin held various other management positions at IBM, including general manager, Industries, Asia

                                 Pacific, general manager, Product Management, Asia Pacific and vice president of Sales, Manufacturing Industry.

Srivats Sampath...............   Chief executive officer, president and a
                                 director of McAfee.com Corporation since
                                 December 1998. Mr. Sampath joined Network
                                 Associates in June 1998 as vice president of Worldwide Marketing. From June 1996 to December
                                 1997, Mr. Sampath was vice president of Product
                                 Marketing for Netscape Communications, a provider of Internet software and services.

                                  SCHEDULE II
                CERTAIN INFORMATION CONCERNING THE DIRECTORS AND
             EXECUTIVE OFFICERS OF MCAFEE.COM HOLDINGS CORPORATION

     The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of McAfee.com Holdings Corporation. Unless otherwise indicated, positions held shown in the following table are positions with McAfee.com Holdings Corporation. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The current business address for each person listed below is c/o Network Associates, 3965 Freedom Circle, Santa Clara, CA 95054.

NAME AND POSITION HELD             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
                                          FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------------------------------------------
      -------------------------------------------------------------------------

George Samenuk, President.....   *

Kent Roberts, Secretary and
Director......................   Executive Vice President of Network Associates
                                 since July 2001, and also General Counsel and Secretary of Network Associates since January
                                 2001. Mr. Roberts served as Vice President of
                                 Legal Affairs from February 2000 until January
                                 2001. From May 1998 until February 2000, Mr.
                                 Roberts served Network Associates as Director of Legal Affairs, and from February 2000 until January 2001, Mr. Roberts served as Vice
                                 President of Legal Affairs. From January 1996 to April 1998, Mr. Roberts practiced law in Dallas, Texas, representing among other clients, McAfee Associates, Inc., the predecessor of Network Associates.

Stephen Richards, Director....   *
---------------

* See Schedule I.

                                    ANNEX A
        SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SEC. 262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to secs. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for McAfee.com shares and any other required documents should be sent or delivered by each McAfee.com stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below:

                      The Exchange Agent for the offer is:

                         EQUISERVE TRUST COMPANY, N.A.

           By Mail:                      By Facsimile:                     By Hand:
         PO Box 43014                    781-575-2901               c/o Securities Transfer
   Providence, RI 02940-3014                  or                  and Reporting Services Inc
                                         781-575-2232           100 William Street -- Galleria
                                                                      New York, NY 10038

                        Confirm Facsimile by Telephone:

                                  781-575-3120

                             By Overnight Courier:

                               150 Royall Street
                                Canton, MA 02021

     Questions or requests for assistance or additional copies of this offer to exchange and the letter of transmittal may be directed to the information agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the offer.

                    The Information Agent for the offer is:

                             D. F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                          Call toll-free: 800-431-9643
                Call collect: 212-269-5550 (Bankers and Brokers)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Second Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Restated Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant's Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

     The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities and Exchange Act of 1933, as amended. The Registrant's Second Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of its officers, directors, employees and other agents to the maximum extent permitted by Delaware Law.

     The following documents are exhibits to the Registration Statement:

ITEM 21.  EXHIBITS

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 3.1      Second Amended and Restated Certificate of Incorporation of
          Networks Associates, Inc., as amended December 1, 1997
          (incorporated by reference to Exhibit 3.1 to the
          Registration Statement No. 333-48593 of Registrant on Form
          S-4, as amended, under the Securities Act of 1933 filed with the Commission on March 25, 1998).
 3.2      Amended and Restated Bylaws of Networks Associates, Inc.
          (incorporated by reference to Exhibit 3.2 to the
          Registrant's quarterly report on Form 10-Q for the period
          ended June 30, 2001 filed with the Commission on August 6,
          2001).
 3.3      Certificate of Designation of Series B Participating
          Preferred Stock of the Registrant (incorporated by reference to the Registrant's registration statement on Form 8-A filed with the Commission on October 22, 1998).

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 3.4      Third Amended and Restated Certificate of Incorporation of
          McAfee.com Corporation (incorporated by reference to Exhibit
          3.3 to Registration Statement No. 333-87609 of McAfee.com
          Corporation on Form S-1, as amended, under the Securities
          Act of 1933).
 3.5      Amended and Restated Bylaws of McAfee.com Corporation
          (incorporated by reference to Exhibit 3.2 to Registration
          Statement No. 333-87609 of McAfee.com Corporation on Form
          S-1, as amended, under the Securities Act of 1933).
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, regarding the validity of the Network
          Associates common stock registered hereunder and as to tax matters.
 8.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation as to tax matters (included in Exhibit 5.1).
23.1      Consent of PricewaterhouseCoopers LLP, independent
          accountants for Networks Associates, Inc.
23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (contained in Exhibit 5.1).
24.1      Power of Attorney (contained on the signature page hereto).
99.1      Letter of Transmittal.
99.2      Form of Notice of Guaranteed Delivery.
99.3      Form of Letter from Network Associates to Brokers, Dealers,
          Commercial Banks, Trust Companies and Other Nominees.
99.4      Form of Letter from Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees to Clients.
99.5      Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.
99.6      Summary Advertisement as published in The Wall Street
          Journal on March 29, 2002.
99.7      Request from Networks Associates, Inc. dated March 29, 2002 for stockholder list of McAfee.com.
99.8      Press release of Network Associates announcing commencement of the offer, dated March 29, 2002.
99.9      Opinion of JP Morgan Securities, Inc. dated March 16, 2002.
99.10     Complaint titled Stephen Bank v. McAfee.com, Srivats
          Sampath, George Samenuk, Stephen C. Richards, Richard M.
          Schell, Frank C. Gill and Network Associates Inc., filed on
          March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19481-NC).
99.11     Complaint titled Justin Peyton v. Stephen C. Richards,
          Srivats Sampath, Richard M. Schell, George Samenuk, Frank C.
          Gill, Network Associates, Inc., filed on March 19, 2002 in the Superior Court of the State of California, County of
          Santa Clara (Case No. CV806199).
99.12     Complaint titled Ezra Birnbaum v. Srivats Sampath, Frank
          Gill, George Samenuk, Stephen Richards, Richard Schell,
          McAfee.com Corporation, and Network Associates, Inc., filed on March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19482-NC).
99.13     Complaint titled Carl Brown v. Srivats Sampath, Frank Gill,
          George Samenuk, Stephen Richards, Richard Schell, Network
          Associates, Inc. and McAfee.com Corp., filed on March 18,
          2002 in the Chancery Court of the State of Delaware, County
          of New Castle (Civil Action No. 19483-NC).

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
99.14     Complaint titled Nick Monastero v. Srivats Sampath, Stephen
          Richards, George Samenuk, Frank Gill, Richard Schell,
          Network Associates, Inc., and McAfee.com Corporation, filed on March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19485-NC).
99.15     Complaint titled Elizabeth Ebner v. Srivats Sampath, Frank
          Gill, George Samenuk, Stephen Richards, Richard Schell,
          Networks Associates, Inc. and McAfee.com Corporation, filed on March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19487-NC).
99.16     Complaint titled Adrian Chin v. McAfee.com Corp., Srivats
          Sampath, George Samenuk, Stephen C. Richards, Richard M.
          Schell, Frank C. Gill and Network Associates Inc., filed on
          March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19484-NC).

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2) That, for the purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant undertakes that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 29th day of March, 2002.

                                          NETWORKS ASSOCIATES, INC.

                                          By:    /s/ STEPHEN C. RICHARDS
                                            ------------------------------------
                                                    Stephen C. Richards
                                             Chief Operating Officer and Chief
                                                     Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints George Samenuk and Stephen C. Richards, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

                /s/ GEORGE SAMENUK                      Chief Executive Officer and       March 29, 2002
 ------------------------------------------------                 Chairman
                  George Samenuk                         of the Board of Directors
                                                       (Principal Executive Officer)
                                                            and Attorney-in-Fact


             /s/ STEPHEN C. RICHARDS                    Chief Operating Officer and       March 29, 2002
 ------------------------------------------------    Chief Financial Officer (Principal
               Stephen C. Richards                   Financial and Accounting Officer)
                                                            and Attorney-in-Fact


               /s/ EDWIN L. HARPER                                Director                March 29, 2002
 ------------------------------------------------
                 Edwin L. Harper


               /s/ LESLIE G. DENEND                               Director                March 29, 2002
 ------------------------------------------------
                 Leslie G. Denend

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


               /s/ VIRGINIA GEMMELL                               Director                March 29, 2002
 ------------------------------------------------
                 Virginia Gemmell


             /s/ ROBERT M. DUTKOWSKY                              Director                March 29, 2002
 ------------------------------------------------
               Robert M. Dutkowsky


               /s/ ROBERT W. PANGIA                               Director                March 29, 2002
 ------------------------------------------------
                 Robert W. Pangia

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 3.1      Second Amended and Restated Certificate of Incorporation of
          Networks Associates, Inc., as amended December 1, 1997
          (incorporated by reference to Exhibit 3.1 to the
          Registration Statement No. 333-48593 of Registrant on Form
          S-4, as amended, under the Securities Act of 1933 filed with the Commission on March 25, 1998).
 3.2      Amended and Restated Bylaws of Networks Associates, Inc.
          (incorporated by reference to Exhibit 3.2 to the
          Registrant's quarterly report on Form 10-Q for the period
          ended June 30, 2001 filed with the Commission on August 6,
          2001).
 3.3      Certificate of Designation of Series B Participating
          Preferred Stock of the Registrant (incorporated by reference to the Registrant's registration statement on Form 8-A filed with the Commission on October 22, 1998).
 3.4      Third Amended and Restated Certificate of Incorporation of
          McAfee.com Corporation (incorporated by reference to Exhibit
          3.3 to Registration Statement No. 333-87609 of McAfee.com
          Corporation on Form S-1, as amended, under the Securities
          Act of 1933).
 3.5      Amended and Restated Bylaws of McAfee.com Corporation
          (incorporated by reference to Exhibit 3.2 to Registration
          Statement No. 333-87609 of McAfee.com Corporation on Form
          S-1, as amended, under the Securities Act of 1933).
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, regarding the validity of the Network
          Associates common stock registered hereunder and as to tax matters.
 8.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation as to tax matters (included in Exhibit 5.1).
23.1      Consent of PricewaterhouseCoopers LLP, independent
          accountants for Networks Associates, Inc.
23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (contained in Exhibit 5.1).
24.1      Power of Attorney (contained on the signature page hereto).
99.1      Letter of Transmittal.
99.2      Form of Notice of Guaranteed Delivery.
99.3      Form of Letter from Network Associates to Brokers, Dealers,
          Commercial Banks, Trust Companies and Other Nominees.
99.4      Form of Letter from Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees to Clients.
99.5      Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.
99.6      Summary Advertisement as published in The Wall Street
          Journal on March 29, 2002.
99.7      Request from Networks Associates, Inc. dated March 29, 2002 for stockholder list of McAfee.com.
99.8      Press release of Network Associates announcing commencement of the offer, dated March 29, 2002.
99.9      Opinion of JP Morgan Securities, Inc. dated March 16, 2002.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
99.10     Complaint titled Stephen Bank v. McAfee.com, Srivats
          Sampath, George Samenuk, Stephen C. Richards, Richard M.
          Schell, Frank C. Gill and Network Associates Inc., filed on
          March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19481-NC).
99.11     Complaint titled Justin Peyton v. Stephen C. Richards,
          Srivats Sampath, Richard M. Schell, George Samenuk, Frank C.
          Gill, Network Associates, Inc., filed on March 19, 2002 in the Superior Court of the State of California, County of
          Santa Clara (Case No. CV806199).
99.12     Complaint titled Ezra Birnbaum v. Srivats Sampath, Frank
          Gill, George Samenuk, Stephen Richards, Richard Schell,
          McAfee.com Corporation, and Network Associates, Inc., filed on March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19482-NC).
99.13     Complaint titled Carl Brown v. Srivats Sampath, Frank Gill,
          George Samenuk, Stephen Richards, Richard Schell, Network
          Associates, Inc. and McAfee.com Corp., filed on March 18,
          2002 in the Chancery Court of the State of Delaware, County
          of New Castle (Civil Action No. 19483-NC).
99.14     Complaint titled Nick Monastero v. Srivats Sampath, Stephen
          Richards, George Samenuk, Frank Gill, Richard Schell,
          Network Associates, Inc., and McAfee.com Corporation, filed on March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19485-NC).
99.15     Complaint titled Elizabeth Ebner v. Srivats Sampath, Frank
          Gill, George Samenuk, Stephen Richards, Richard Schell,
          Networks Associates, Inc. and McAfee.com Corporation, filed on March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19487-NC).
99.16     Complaint titled Adrian Chin v. McAfee.com Corp., Srivats
          Sampath, George Samenuk, Stephen Richards, Richard M.
          Schell, Frank C. Gill and Network Associates Inc., filed on
          March 18, 2002 in the Chancery Court of the State of
          Delaware, County of New Castle (Civil Action No. 19484-NC).